Exhibit 10.3

Execution Version

SHARE PURCHASE AGREEMENT

between

GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED,

as Seller

and

GMAC LLC,

as Purchaser

November 20, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
11.10	Waiver of Jury Trial	40

11.11	Written Disclosures	40

11.12	Time of Essence	40

11.13	Incorporation	40

11.14	Complete Agreement	40

11.15	Disclaimer	40

11.16	Public Announcements	40

11.17	Specific Performance	41

11.18	Further Assurances	41

-iv-

Exhibits

Exhibit A	Employee Leasing Agreement
Exhibit B	Prior Rights Assignment
Exhibit C	Transition Services Agreement
Exhibit D	Termination Agreement
Exhibit E	Escrow Agreement

i

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is entered into on the 20th day of November, 2008 between GMAC Residential Funding of Canada, Limited, a company organized under the laws of Canada (“Seller”), and GMAC LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller owns all of the issued and outstanding shares (the “1020491 Shares”) of 1020491 Alberta Ltd., a corporation existing under the laws of Alberta (“1020491”);

WHEREAS, Seller and 1020491 own all of the issued and outstanding shares (the “RCC Shares;” the RCC Shares owned by Seller together with the 1020491 Shares are referred to herein as the “Shares”) of ResMor Capital Corporation, a corporation existing under the laws of Alberta (“RCC”);

WHEREAS, RCC owns all of the issued and outstanding shares (the “Trust Shares”) of ResMor Trust Company, a Canadian federally incorporated trust company (“ResMor Trust”);

WHEREAS, simultaneously with and as a condition to the execution and delivery of this Agreement, Seller, as borrower, is entering into a Loan Agreement and a Pledge and Security Agreement, each dated as of the date hereof (the “Loan Agreements”), with Purchaser as lender;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase from Seller, and take assignment and delivery of, the Shares;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Seller and Purchaser agree as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“1020491” shall have the meaning set forth in the preamble.

“1020491 Shares” shall have the meaning set forth in the preamble.

“Affiliate” means any Person controlling, controlled by or under common control with another “Person.” For purposes of this definition only, “control” shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock or other equity interest of a Person. Seller and Purchaser shall not be deemed Affiliates for purposes of this Agreement.

“Agreement” means this Share Purchase Agreement, including all Exhibits hereto.

“Bankruptcy Code” means Chapter 11 of Title 11, U.S.C. §§101 et seq., as amended.

“Basket Amount” shall have the meaning set forth in Section 8.4(a).

“Benefit Plans” shall have the meaning set forth in Section 3.12.

“Business Day” means any day of the year, other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York, Toronto, Ontario or Calgary, Alberta generally are closed for business.

“Canadian GAAP” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institution.

“CMHC” means the Canada Mortgage and Housing Corporation.

“CDIC” means the Canada Deposit Insurance Corporation.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Computer Equipment” means all equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools) used by ResMor Trust in the conduct of its business, including ResMor Trust’s rights under all related warranties.

“Consents” shall have the meaning set forth in Section 5.2.

“Contract” means, with respect to any Person, any agreement, commitment, arrangement, undertaking, contract, obligation, promise, indenture, deed of trust or other similar instrument (whether written or oral and whether express or implied) by which that Person, or any of its properties or assets, is legally bound.

“Credit and Collection Policy” means all mortgage loan credit, collection and administrative policies and procedures of ResMor Trust in effect on the date of this Agreement.

“Customer Agreement” means the loan and deposit agreement and servicing agreements of ResMor Trust.

“Deposit Broker” means a deposit broker that has signed an agency contract with ResMor Trust substantially in the form of ResMor Trust’s standard form agency contract.

“Deposit Customer” means customers who have purchased a guaranteed investment certificate through ResMor Trust.

“Derivative Transaction” means any Contract of any Person in respect of a commodity, hedging, derivative, interest rate, swap, cap, floor other interest rate risk management agreement.

“Employee Leasing Agreement” means the Employee Leasing Agreement in the form set forth as Exhibit A hereto, pursuant to which certain employees of ResCap shall provide services to ResMor Trust from the Closing Date through the term specified in the Employee Leasing Agreement.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.1(a).

“Environmental Law” means any Law relating to the environment, including those pertaining to (i) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

“Escrow Agreement” means the Escrow Agreement, to be executed and delivered as of the date hereof, by Seller and Purchaser in the form set forth on Exhibit E attached hereto.

“Event of Default” shall have the meaning ascribed to such term in the Loan Agreements.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Genworth” means Genworth Financial Mortgage Insurance Company Canada.

“Governmental Authority” means any U.S., Canadian, state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to environmental laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or regulated pursuant to any Environmental Law.

“Indemnification Cap” shall have the meaning set forth in Section 8.4(b).

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 8.

“Intellectual Property” means domestic and foreign (i) registered and unregistered trade names, trademarks, service marks, applications for trademarks and applications for service marks, (ii) patent registrations and patent applications, (iii) trade secrets and (iv) copyrights, claims for copyrights, copyright registrations and copyright applications that, in each case, are owned by or licensed to ResMor Trust.

“IT Assets” means IT Inventories, Technical Documentation, Software Contracts and Computer Equipment of ResMor Trust, in each case to the extent used in, relating to, or arising out of ResMor Trust’s operation of its business.

“IT Inventories” means (i) computer software code (in all media) and materials, including all software programs; (ii) computer software documentation, including user materials; and (iii) all other unused or reusable materials, stores, and supplies related to computer software, in each case to the extent used in, relating to, or arising out of ResMor Trust’s operation of its business.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 3.14.

“Lien” means any title defect, conflicting or adverse claim of ownership, mortgage, deed of trust, hypothecation, security interest, lien, pledge, claim, right of first refusal, option, charge, restrictive covenant, lease, order, decree, judgment, stipulation, settlement, attachment, objection or other encumbrance of any nature whatsoever.

“Loan” means the loan in the amount of CDN $82,000,000 made by Purchaser to Seller pursuant to the terms of the Loan Agreements.

“Loan Agreements” shall have the meaning set forth in the preamble.

“Loan-to-Value Ratio” means, with respect to a Mortgage, a fraction, expressed as a percentage, the numerator of which is the then current outstanding principal balance of such Mortgage, and the denominator of which is the value of the related property as determined by an independent appraisal obtained (i) at the time of origination of such Mortgage, or (ii) if a subsequent independent appraisal has been obtained, such subsequent independent appraisal; or (iii) if the Mortgage is insured, the value determined by the insurer.

“Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, Liens, penalties, fines, demands, assessments, awards, judgments, settlements, costs and expenses, including (i) court costs and similar costs of litigation, (ii) reasonable attorneys’ and consultants’ fees, including those incurred in connection with (a) investigating or attempting to avoid the matter giving rise to the Losses or (b) successfully establishing a valid right to indemnification for Losses and (iii) interest awarded as part of a judgment or settlement, if any, but in any event shall exclude consequential, punitive, special or incidental damages or lost profits claimed, incurred or suffered by any Indemnified Person (which exclusion does not include any consequential, punitive, special or incidental damages or lost profits for which such Indemnified Person is liable to a third party as a direct, out of pocket cost of such Indemnified Person).

“Marlborough” shall have the meaning set forth in Section 5.10.

“Master Mortgage Loan Purchase Agreements” means all the mortgage loan purchase agreements to which ResMor Trust is a party.

“Master Securitized Mortgage Loan Purchase Agreements” means all master mortgage loan purchase agreements to which ResMor Trust is a party.

“Master Servicing Agreements” means all the mortgage servicing agreements to which ResMor Trust is a party.

“Material Adverse Effect” means any condition, circumstance, change or effect that, individually or when taken together with all other conditions, circumstances, changes or effects, is materially adverse to ResMor Trust, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include any condition, circumstance, change or effect resulting from (i) conditions, circumstances or changes to the industry or markets in which the ResMor Trust is operated, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) general economic, regulatory or political conditions or changes in the countries in which ResMor Trust is operated, (iv) military action or acts of terrorism, (v) changes in applicable Law after the date hereof, (vi) the filing of Residential Capital, LLC and certain of its U.S. subsidiaries of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code; (vii) compliance with the terms of this Agreement or (viii) the conditions in or changes to any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); and provided, further, that in the case of each of clauses (i), (iii), (iv), (v) and (viii), ResMor Trust is not materially disproportionately affected by such condition, circumstance, change or effect compared to other Persons engaged in the conduct of businesses similar to ResMor Trust.

“Material Contract” means any Contract of ResMor Trust which (i) was entered into in contemplation of a sale or possible sale of shares or any material amount of assets of ResMor Trust; (ii) involves any joint venture or partnership or agreement to share profits or excess cash flows; (iii) relates to the lease, sub-lease or use of any real estate; (iv) relates to the licensing or use of any Intellectual Property and involves a liability or expenditure of greater than CDN $350,000 annually; (v) involves a liability or expenditure of greater than CDN $350,000 annually; (vi) the duration of which is greater than one year and has an aggregate liability exceeding CDN $350,000 over the life of the Contract; (vii) provides for the guarantee, indemnification, surety or similar obligation of any Person’s obligations (other than the obligations of ResMor Trust); (viii) is a Derivative Transaction; (ix) is a Securitization Document, Servicing Document or other material document in respect of Securitized Mortgages or Serviced Mortgages; (x) restricts in any material respect ResMor Trust from conducting its business as conducted as of the Closing Date in any geographic area in Canada during any period of time; or (xi) was entered into with any Governmental Authority and involves obligations by ResMor Trust that will continue following the Closing Date; but excludes in each of the foregoing, any Mortgage and any usual and ordinary course deposit liability.

“Mortgage” means (i) a mortgage loan (including residential mortgage loans, and mortgage loans made to owners or developers of multi-family residential properties or commercial properties, but excluding Subserviced Mortgages) made to a Mortgagor in Canada which is evidenced and secured by a mortgage, charge or hypothec on a freehold or condominium interest in real or immoveable property that is owned by such Mortgagor and (ii) all obligations of the Mortgagor thereunder, including all monies payable thereunder (whether scheduled payments, prepayments, interest or other finance charges, prepayment bonuses, indemnities or penalties, fees or other charges with respect thereto).

“Mortgage Loan” means, collectively, (i) a Mortgage and (ii) the Related Security.

“Mortgage Loan File” means, with respect to any Mortgage, any or all of: (a) the original fully executed copy of documents evidencing the Mortgage, (b) the duplicate registered physical or electronic form of Mortgage evidencing and securing such Mortgage Loan bearing a certificate or registration from the applicable land registry office, land titles office or similar place of public record in which the related Mortgage is registered together with the promissory note, if any, evidencing such Mortgage Loan fully executed by the Mortgagor, (c) fully executed copies of the other loan and/or security agreements, if any, securing the Mortgage, fully executed by the Mortgagor, (d) a record, facsimile or electronic copy of the original credit application fully executed by the Mortgagor and all other credit information obtained by ResMor Trust in connection with the Mortgage and the related Mortgagors, (e) the solicitor’s report of title or title insurance policy obtained by ResMor Trust in connection with the initial advance of the Mortgage Loan together with the survey, if applicable, relied upon by the solicitor or title insurance company in issuing his or its report or title insurance policy, (f) the most recent appraisal of the related mortgaged property obtained in accordance with the credit and collection policy of ResMor Trust, (g) the insurance policy or certificate of insurance evidencing the Mortgagor’s insurance against fire and other standard risks showing ResMor Trust or its agent as first mortgagee and loss payee and containing a standard mortgage endorsement, (h) a copy or other evidence of the related mortgage insurance policy underwritten and issued by CMHC or Genworth or any similar insurer, as the case may be, to ResMor Trust or any confirmation or certificate of such insurer confirming same and/or (i) any and all other documents (including all electronic documents) that ResMor Trust, as servicer, keeps on file relating to such Mortgage Loan.

“Mortgagor” means, with respect to any Mortgage Loan, the borrower and mortgagor under such Mortgage Loan and any other Person obligated to make payments pursuant to such Mortgage Loan, including any co-borrower or co-mortgagor or guarantor.

“OSFI” means the Office of the Superintendent of Financial Institutions (Canada).

“Permits” means all material permits, consents, waivers, licenses, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions issued or granted by any Governmental Authority. An accurate and complete list of Permits that have been obtained since November 1, 2007 has been delivered by Seller to Purchaser on the date hereof.

“Person” means any individual, corporation, partnership, association, limited liability company, trust, Governmental Authority or other entity or organization in any jurisdiction.

“Prior Escrow Agreement” means the Escrow Agreement, dated as of November 1, 2007, entered into by Seller, 1316548 Alberta Ltd. and McCarthy Tétrault LLP, as escrow agent, in connection with the Prior Purchase Agreement.

“Prior Purchase Agreement” shall have the meaning set forth in Section 3.18.

“Prior Rights Assignment” means the assignment and assumption, to be executed and delivered as of the date hereof and effective as of the Closing Date, by Seller and Purchaser in the form set forth on Exhibit B attached hereto, pursuant to which Seller will assign to Purchaser its rights under the Prior Purchase Agreement and the Prior Escrow Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.

“RCC” shall have the meaning set forth in the preamble.

“RCC Shares” shall have the meaning set forth in the preamble.

“Related Security” means, with respect to any Mortgage,

(i) all of ResMor Trust’s right, title and interest in the related records, including the Mortgage and the security interest granted to ResMor Trust by the related Mortgagor in the related mortgaged property as security for or pursuant to such Mortgage;

(ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Mortgage, whether pursuant to the Related Security or otherwise, together with all financing statements or other filings relating thereto;

(iii) all guarantees, indemnities, insurance and other agreements (including the Mortgage) or arrangements of whatever character from time to time supporting or securing payment of such Mortgage or otherwise relating to such Mortgage whether pursuant to the Related Security or otherwise, including the related mortgage insurance policy entered into by ResMor Trust and the applicable insurer with respect to the Mortgage; and

(iv) all proceeds of or relating to the foregoing.

“Release” means any release or discharge of any Hazardous Substance, including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

“ResCap” means Residential Capital, LLC, a Delaware limited liability company.

“ResMor Trust” shall have the meaning set forth in the preamble.

“Securitization Approvals” means, in respect of the Securitization Documents and the Securitized Mortgages, all of the approvals, consents, waivers, amending agreements, assignment and assumption agreements, other Contracts, opinions and filings to be obtained, entered into or filed from, by or with any conduit (including any special purpose entity), trustee, rating agency or any other Person, as the case may be, in connection with the transactions contemplated in this Agreement, including those disclosed in writing by Seller to Purchaser on the date hereof.

“Securitization Documents” means all of the Contracts (including the NHA Mortgage-Backed Securities Program Guide, as amended from time to time) relating to the securitization of Securitized Mortgages, including the Master Securitized Mortgage Loan Purchase Agreement. An accurate and complete list of Securitization Documents that have been entered into since November 1, 2007 has been delivered to Purchaser on the date hereof.

“Securitized Mortgages” means the Mortgages originated by ResMor Trust that were subsequently sold as part of the securitization transactions entered into by ResMor Trust. An accurate and complete list of Securitized Mortgages since November 1, 2007 has been delivered to Purchaser on the date hereof.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s Knowledge,” or variations thereof, means the actual knowledge of the Persons set forth on a list delivered by Seller to Purchaser for such purpose.

“Serviced Mortgages” means (i) all mortgages originated or purchased by ResMor Trust which (a) have been pooled with the other mortgages originated or purchased by ResMor Trust and sold to a purchaser and in respect of which the purchaser has not appointed another servicer of the mortgage pool or (b) are held by ResMor Trust as an investment, and (ii) all mortgages originated by third parties, the servicing rights to which have been purchased by ResMor Trust pursuant to a Master Servicing Agreement.

“Servicing Documents” means all of the Contracts relating to the Serviced Mortgages (other than contracts between the mortgagee and Mortgagor), which consist of documents related to the sales and servicing of mortgage pools under a Master Mortgage Loan Purchase Agreement, and to the servicing of mortgage pools under a Master Servicing Agreement.

“Shares” shall have the meaning set forth in the preamble.

“Software Contracts” means all Contracts, agreements, licenses and other commitments and arrangements, with the exception of generally available or off-the-shelf shrink wrap licenses, with any Person respecting the ownership, license, acquisition, design, development, distribution, marketing, development, use, outsourcing or maintenance of computer program code, related technical or user documentation and databases, in each case relating to or arising out of ResMor Trust’s business.

“Subserviced Mortgages” means the portfolio of Serviced Mortgages that ResMor Trust purchased from Seller. Seller has delivered an accurate and complete list of Subserviced Mortgages to Purchaser on the date hereof.

“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), goods and services, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, Canada or any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.

“Tax Statute of Limitations Date” with respect to a particular Tax means the opening of business on the day after the expiration of the applicable statute of limitations with respect to such Tax, including any extensions thereof made with the consent of Seller (or if such date is not a Business Day, the next Business Day).

“Tax Warranty” means a representation or warranty in Section 3.5 of this Agreement.

“Technical Documentation” means all technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of computer code, program documentation, Computer Equipment and materials in the business of ResMor Trust.

“Termination Agreement” means the termination agreement relating to the Master Mortgage Purchase Agreement, dated as of April 3, 2008, to be dated as of the date hereof and effective as of the Closing Date, between Seller and ResMor Trust in the form set forth on Exhibit D attached hereto.

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Title and Authorization Warranty” means a representation or warranty in Section 3.1, 3.2 or 4.1 of this Agreement.

“Transaction Documents” means this Agreement, the Prior Rights Assignment, the Employee Leasing Agreement and the Transition Services Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 9.1.

“Transition Services Agreement” means the Transition Services Agreement, to be executed and delivered as of the date hereof and effective as of the Closing Date, by ResCap, Seller and ResMor Trust in the form set forth on Exhibit C attached hereto.

“Trust Shares” shall have the meaning set forth in the preamble.

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses or Exhibits shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit to, this Agreement. All references in this Agreement to dollar amounts shall refer to the currency of Canada unless otherwise specified.

ARTICLE 2.

PURCHASE AND SALE

2.1 Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, and take assignment and delivery of, the Shares in exchange for the Purchase Price set forth in Section 2.2.

2.2 Purchase Price. The aggregate value of the consideration to be paid and delivered by Purchaser to Seller at Closing shall be CDN $82,000,000 (the “Purchase Price”). The Purchase Price shall be paid by Purchaser on the Closing Date as an offset against the entire amount of the outstanding principal of the Loan as of the Closing Date (without adjustment for any change in the currency exchange rate used under the Loan Agreements on the date hereof).

2.3 Closing. The Closing shall take place at the offices of Torys LLP, 79 Wellington Street West, Suite 3000, Toronto, Ontario, M5K 1N2 Canada, upon the earlier of: (a) the next Business Day after (i) either Purchaser determines in its reasonable discretion and has notified Seller and ResCap (or has received a notice from Seller or ResCap) that (A) an Event of Default under Section 8.1.7 of the Loan Agreement between Seller and Purchaser, dated as of the date hereof, is likely to occur, or (B) an event of default is likely to occur in respect of any credit or funding agreement or indenture between (x) ResCap or any of its subsidiaries and (y) any counterparty other than Purchaser or any of its affiliates, under which there is indebtedness outstanding of USD $10 million or more and (ii) Purchaser has notified Seller that all closing conditions in Article 6 and Article 7 have been satisfied or waived; or (b) December 22, 2008 or such earlier date as Purchaser and Seller agree (the “Closing Date”).

2.4 Deliveries of Seller.

(a) At the Closing, Seller shall deliver to Purchaser the Shares, duly endorsed in blank for transfer or duly signed powers of attorney for transfer in blank.

(b) On the date hereof, Seller shall execute and deliver to Purchaser the following agreements, which shall be placed in escrow pursuant to the terms of the Escrow Agreement until released pursuant to the terms thereof:

(i) the Employee Leasing Agreement duly executed by ResCap and ResMor Trust;

(ii) the Transition Services Agreement duly executed by ResCap, Seller and ResMor Trust;

(iii) the Prior Rights Assignment duly executed by Seller;

(iv) the Termination Agreement duly executed by Seller and ResMor Trust; and

(v) such other documents as may be reasonably requested by Purchaser to accomplish the transactions contemplated hereby.

2.5 Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Seller the Purchase Price as an offset against the then outstanding principal amount of the Loan.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:

3.1 Authority.

(a) Seller is a company organized and existing under the laws of Canada. Seller has good and sufficient company power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by Seller hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by the directors of ResCap, including its independent directors, under Section 2(b) of the Amended and Restated Operating Agreement, dated as of November 27, 2006, between General Motors Corporation, GMAC and ResCap. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”). Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(b) 1020491 is a duly incorporated, organized and subsisting corporation under the laws of Alberta.

(c) RCC is a duly incorporated, organized and subsisting corporation under the laws of Alberta.

(d) ResMor Trust is a federally incorporated trust company duly incorporated, organized and subsisting under the federal laws of Canada. ResMor Trust has the corporate capacity to own its assets and to carry on its business as presently conducted. ResMor Trust is a member institution in good standing within the meaning of the Canada Deposit Insurance Corporation Act (Canada). ResMor Trust is a member in good standing with the Canada Payments Association and has all necessary authorizations to offer checking accounts to the public and to accept retail deposits.

3.2 Ownership of the Shares.

(a) The Trust Shares constitute as of the Closing Date all of the issued and outstanding shares or other equity interests (including any rights to acquire such interests) of ResMor Trust. The authorized capital of ResMor Trust consists of an unlimited number of common shares without nominal or par value. There are 28,894,750 issued and outstanding common shares of ResMor Trust, and RCC is the registered and beneficial holder of all the Trust Shares. All of the Trust Shares have been duly authorized, validly issued and are outstanding as fully paid and non-assessable shares. No shares, options or other securities have been issued by ResMor Trust since September 30, 2008. RCC is the owner of all right, title and interest (record and beneficial) in and to the Trust Shares, free and clear of any Lien. Seller has delivered to Purchaser all constituting documents of ResMor Trust and all rights, privileges, restrictions and conditions attached to the Trust Shares are contained therein.

(b) The 1020491 Shares constitute as of the Closing Date all of the issued and outstanding shares or other equity interests (including any rights to acquire such interests) of 1020491. The authorized capital of 1020491 consists of an unlimited number of common shares without nominal or par value. There are 9,885,613.35 issued and outstanding 1020491 Shares, and Seller is the owner of all right, title and interest (record and beneficial) in and to all of the 1020491 Shares, free and clear of any Lien. All of the 1020491 Shares have been duly authorized, validly issued and are outstanding as fully paid and non-assessable shares. Seller has delivered to Purchaser all constituting documents of 1020491 and all rights, privileges, restrictions and conditions attached to the 1020491 Shares are contained therein.

(c) The RCC Shares constitute as of the Closing Date all of the issued and outstanding shares or other equity interests (including any rights to acquire such interests) of RCC. The authorized capital of RCC consists of an unlimited number of Class A Common Shares of RCC and an unlimited number of Class B Common Shares of RCC. There are 25,011,393 issued and outstanding Class A Common Shares. Seller is the owner of all right, title and interest (record and beneficial) in and to 25,001,508 Class A Common Shares, and 1020491 is the owner of all right, title and interest (record and beneficial) in and to 9,885 Class A Common Shares, in each case free and clear of any Lien. There are 100,000 issued and outstanding Class B Common Shares of RCC. Seller is the owner of all right, title and interest (record and beneficial) in and to 38,665 Class B Common Shares, and 1020491 is the owner of all right, title and interest (record and beneficial) in and to 61,335 Class B Common Shares, in each case free and clear of any Lien. All of the RCC Shares have been duly authorized, validly issued and are outstanding as fully paid and non-assessable shares. Seller has delivered to Purchaser all constituting documents of RCC and all rights, privileges, restrictions and conditions attached to the RCC Shares are contained therein.

(d) The transfer and delivery to Purchaser of the Shares hereunder will transfer to Purchaser legal and valid title to all of Seller’s Shares, free and clear of any Lien. There is no Contract, option or any other right of any Person binding upon Seller, RCC or 1020491, as applicable, (i) to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares, the RCC Shares or Trust Shares other than pursuant to the provisions of this Agreement, (ii) to allot or issue any of the unissued shares of RCC, 1020491 or ResMor Trust or to create any additional class of shares of RCC, 1020491 or

ResMor Trust, or (iii) to sell, transfer, assign, pledge, mortgage or in any other way dispose of or encumber any of the assets of RCC, 1020491 or ResMor Trust other than in the usual and ordinary course of business.

3.3 Regulatory Matters.

(a) No consent of, or declaration, filing or registration with, the CDIC, OSFI or any other Governmental Authority or Person is required to be obtained or made, as applicable, by Seller, RCC, 1020491 or ResMor Trust in connection with the execution, delivery and performance of its obligations under this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby and satisfy all its obligations hereunder.

(b) ResMor Trust owns, possesses or has obtained and is in compliance with, all Permits necessary to conduct its business as now conducted, all of which are in good standing and none of which are subject to any directives or orders of any Governmental Authority that are unique to ResMor Trust. From November 1, 2007 through the date of this Agreement, ResMor Trust has not received any correspondence or notice from or had any conversations or meetings with any Governmental Authority indicating that such Governmental Authority was considering or was likely to revoke, cancel, rescind, refuse to renew in the usual and ordinary course or modify any of ResMor Trust’s Permits, nor is any proceeding ongoing or pending for any such purpose.

(c) Since November 1, 2007, ResMor Trust has conducted, and is conducting, its business in compliance in all material respects with all applicable Laws and is not in breach in any material respect of any such applicable Laws, including all applicable Laws pertaining to privacy, money laundering and terrorist financing, and with respect to the creation and adoption of internal policies and procedures for a trust company under the Canadian Trust and Loan Companies Act. ResMor Trust is duly licensed, registered or qualified in each of the provinces and territories of Canada (other than Quebec where it is not registered as a trust company) in which it carries on its business to enable it to be carried on as now conducted and its assets to be owned, leased and operated.

(d) ResMor Trust is not conducting its business in any jurisdictions other than the provinces and territories of Canada.

3.4 Financial Statements.

(a) Seller has delivered to Purchaser on the date hereof (i) the audited balance sheet, statement of earnings, comprehensive earnings and retained earnings and statement of cash flows of ResMor Trust for the year ended December 31, 2007, and (ii) the unaudited balance sheet and income statement of ResMor Trust for the nine months ended September 30, 2008 (the “Financial Statements”). The Financial Statements were prepared from the books and records of Seller and ResMor Trust. Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, the Financial Statements, subject in the case of unaudited financial statements to normal year-end and quarterly adjustments and the absence of notes, fairly present in all material respects the financial condition and the results of operations of ResMor Trust as of the date of and for the period referred to in such Financial Statements, and were prepared in accordance with Canadian GAAP.

(b) Except as disclosed in writing by Seller to Purchaser on the date hereof, there are no liabilities or obligations relating to ResMor Trust of any nature, whether accrued, contingent or otherwise, except for liabilities or obligations (a) reflected in the Financial Statements, (b) that are ordinary course performance obligations pursuant to Contracts to which ResMor is a party which, to the extent incurred prior to the date of the Financial Statements, are not required to be reflected therein, or (c) that were incurred since the date of the Financial Statements and were normal and recurring expenses or obligations incurred in the ordinary course of business and have not had and would not reasonably be expected to have a Material Adverse Effect. There have been no impairments to any assets or adjustments to the valuations of the assets or retained interests made or required to be made since December 31, 2007. Except as disclosed in writing by Seller to Purchaser on the date hereof, all expenses of the business of ResMor Trust for 2008 through October 31, 2008 are set forth in the Financial Statements.

(c) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, neither RCC nor 1020491 has any liabilities or obligations whether accrued, absolute, contingent or otherwise or any assets except its ownership of Trust Shares and RCC Shares respectively.

3.5 Tax. Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(a) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, all Tax Returns required to be filed by 1020491, RCC and ResMor Trust since November 1, 2007 have been filed in the prescribed form and within the prescribed time and all such Tax Returns are true, complete and correct;

(b) Since November 1, 2007, each of 1020491, RCC and ResMor Trust has duly and timely paid all Taxes due and payable whether or not shown on any Tax Return, including all installments on account of Taxes for the current year;

(c) There are no Liens for Taxes against 1020491, RCC or ResMor Trust;

(d) Since November 1, 2007, each of 1020491, RCC and ResMor Trust has not (i) waived any statute of limitations in respect of Taxes or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) No deficiencies exist or, to Seller’s Knowledge, have been asserted since November 1, 2007 with respect to Taxes of 1020491, RCC or ResMor Trust; and each of 1020491, RCC and ResMor Trust is not a party to any action or proceeding for assessment or collection of Taxes, nor, to Seller’s Knowledge, has such an event been asserted or threatened against 1020491, RCC or ResMor Trust, or any of its respective assets;

(f) Since November 1, 2007, each of 1020491, RCC and ResMor Trust has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person, including any employees, officers or directors and any Person not resident in Canada for Canadian Tax purposes) and has duly and timely remitted to the appropriate tax authority such Taxes and other amounts required by Law to be remitted by it; and

(g) Since November 1, 2007, each of 1020491, RCC and ResMor Trust has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate authority any such amounts required by Law to be remitted by it.

3.6 Contracts.

(a) ResMor Trust is not in default or material breach of any Material Contract to which it is a party and, to Seller’s Knowledge, there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach, and all such Material Contracts are in good standing and in full force and effect without amendment (except such amendments as are otherwise disclosed by Seller to Purchaser on the date hereof) thereto, other than, in each case, as a result of any such default, material breach, condition, event or act that occurred or arose before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business.

(b) Seller has delivered to Purchaser on the date hereof an accurate and complete list of all Material Contracts entered into on or after November 1, 2007. Except for such Material Contracts, ResMor Trust has not entered into any Contract outside of the usual and ordinary course of business on or after November 1, 2007. Except for Material Contracts and Contracts entered into in the usual and ordinary course of business that are not of a material nature, ResMor Trust has not entered into any Contract on or after November 1, 2007 that contains change of control provisions that would require a consent or waiver in connection with the transactions contemplated hereby. Each Material Contract is a legal, valid and binding obligation of ResMor Trust, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Since November 1, 2007, no other party to a Material Contract has made, asserted or, to Seller’s Knowledge, has any defense, set-off or counterclaim thereunder and no party has exercised any option granted to it to cancel, terminate or shorten the term thereof.

(c) Except as disclosed in writing by Seller to Purchaser on the date hereof, there are no Contracts or arrangements for payments or allocations of expenses between ResMor Trust, on the one hand, and Seller or any of its Affiliates (other than ResMor Trust) on the other hand.

3.7 Securitizations.

(a) Seller has delivered to Purchaser on the date hereof an accurate and complete and accurate list of all Securitization Documents entered into on or after November 1, 2007 to which ResMor Trust or its Affiliates is a party, and copies of all such Securitization Documents have been delivered to Purchaser. Neither ResMor Trust nor, to Seller’s Knowledge, any other party to any Securitization Document, is in default in any material respect in the performance of its obligations thereunder or has any valid defense or any valid right of rescission, set-off, abatement, diminution or counterclaim (other than as provided in any Securitization Document) that would prevent the enforcement of any provisions thereof by any other party thereto, other than any such default, defense or right that results from a condition, event or act that occurred or arose before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business. Each of the Securitization Documents to which ResMor Trust is a party is in full force and effect (other than any failure to be in full force and effect that occurred or arose before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business) and is a valid, binding and enforceable obligation of ResMor Trust and, to Seller’s Knowledge, the other parties thereto, except as such enforceability may be limited by the Enforceability Exceptions. No event or condition currently exists which is or, to Seller’s Knowledge, which would, with notice or passage of time or both, constitute a trigger event, servicer termination event, event of default or similar event under the Securitization Documents, other than as a result of any such event or condition that existed or occurred before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business. Other than the Securitization Approvals, no approvals of any other Person are required under any Securitization Document to effect the consummation of the transactions contemplated hereby. Assuming all Securitization Approvals are obtained, the consummation for the transactions contemplated hereby will not cause the occurrence of any trigger event, servicer termination event, event of default or other similar event under Securitization Documents.

(b) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, ResMor Trust does not have any obligation to make advances of any kind with respect to the securitization transactions relating to the Securitization Documents.

(c) None of the Securitized Mortgages would, pursuant to Canadian GAAP, be consolidated on the balance sheet of ResMor Trust or any of its Affiliates for accounting purposes.

(d) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, since November 1, 2007, there has been no claim, demand or exercise of a right of indemnity or repurchase under any of the Securitization Documents, and to Seller’s Knowledge there is no fact, event or omission, which, with notice or passage of time or both, would reasonably be expected to give rise to a claim, demand or exercise of right of indemnity or repurchase under any of the Securitization Documents.

(e) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, ResMor Trust has not assigned its right, title or interest to or in any Securitization Document to, nor has ResMor Trust delegated to any Person any of its duties under any of the Securitization Documents.

(f) ResMor Trust is in compliance with Guideline B-5 of OSFI.

3.8 Master Servicing Agreements and Master Mortgage Loan Purchase Agreements.

(a) Neither ResMor Trust nor, to Seller’s Knowledge, any other party to any Servicing Document is in default in any material respect in the performance of its obligations thereunder or has any valid defense or any valid right of rescission, set-off, abatement, diminution or counterclaim (other than as provided in any Servicing Document) that would prevent the enforcement of any provisions thereof by any other party thereto, other than, in each case, any such default, defense or right that occurred or arose before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business. Each of the Servicing Documents to which ResMor Trust is a party is in full force and effect (other than any failure to be in full force and effect that occurred or arose before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business) and is a valid, binding and enforceable obligation of ResMor Trust and, to Seller’s Knowledge, the other parties thereto, except as such enforceability may be limited by the Enforceability Exceptions. To Seller’s Knowledge, no event or condition exists which is or, with notice or passage of time or both, would constitute a trigger event, termination event, servicer termination event, event of default or other similar event under the Master Mortgage Servicing Agreements or Master Mortgage Loan Purchase Agreements, other than any such event or condition that occurred or arose before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business. The consummation of the transactions contemplated hereby will not cause the occurrence of any trigger event, termination event, servicer termination event, event of default or other similar event under the Master Servicing Agreements or Master Mortgage Loan Purchase Agreements.

(b) Since November 1, 2007, there has been no claim, demand or exercise of a right of indemnity or repurchase under any of the Servicing Documents, and to Seller’s Knowledge there is no fact, event or omission that, with notice or passage of time, would reasonably be expected to give rise to a claim, demand or exercise of a right of indemnity or repurchase under any of the Servicing Documents.

(c) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, ResMor Trust has not assigned its right, title or interest to or in any Servicing Document to, and ResMor Trust has not delegated to any Person any of its duties under any of the Servicing Documents.

(d) Seller has provided to Purchaser on the date hereof a complete and accurate list of all Master Servicing Agreements entered into on or after November 1, 2007 to which ResMor Trust or its Affiliates is a party, and copies of all such Master Servicing Agreements have been delivered to Purchaser.

(e) Seller has provided to Purchaser on the date hereof a complete and accurate list of all Master Mortgage Loan Purchase Agreements entered into on or after November 1, 2007 to which ResMor Trust or its Affiliates is a party, and copies of all such Master Mortgage Loan Purchase Agreements have been delivered to Purchaser.

(f) Seller has provided to Purchaser on the date hereof a complete and accurate list of all Master Securitized Mortgage Loan Purchase Agreements entered into on or after November 1, 2007 to which ResMor Trust or its Affiliates is a party, and copies of all such Master Securitized Mortgage Loan Purchase Agreements have been delivered to Purchaser.

(g) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, ResMor Trust does not have any obligation to make advances of any kind under or pursuant to any Master Servicing Agreements, Master Mortgage Loan Purchase Agreements or Master Securitized Mortgage Loan Purchase Agreements.

3.9 Mortgages.

(a) The extension of credit to the Mortgagor, the origination or renewal (whichever was later) of the Mortgage, and the administration of the Mortgage have been completed by ResMor Trust (i) in accordance with the Credit and Collection Policy in all material respects, (ii) in accordance with standards at least equal to those required by Genworth and CMHC, as applicable, in each case, as in effect at the time of such extension of credit, origination or renewal, and (iii) in accordance with all applicable Laws in all material respects. As of the date of this Agreement, ResMor Trust has no obligation, under any Mortgage or other Contract or applicable Law, to renew or refinance any Mortgage at its contractual maturity date; provided, that ResMor Trust is obligated pursuant to Contracts with Genworth or CMHC to offer borrowers a renewal or extension at the then-current market rate as a condition to maintaining the insurance on the related Mortgage in full force and effect.

(b) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, other than uninsured Mortgages which have Loan-to-Value Ratios at the time of origination not exceeding 75% with respect to any Mortgages funded prior to April 20, 2007 and 80% with respect to any Mortgages funded thereafter, each Mortgage of ResMor Trust and each Subserviced Mortgage is insured by Genworth or CMHC.

(c) There are no loans or security made or granted by ResMor Trust which have not been made or granted for good and valuable consideration in the usual course of business in all material respects. The loans, loan documentation, security and security documentation are genuine and complete and legally enforceable in all material respects in accordance with their terms against the respective Mortgagors, except as such enforceability may be limited by the Enforceability Exceptions. All security and security documentation have been duly and properly registered or recorded in all material respects in all places necessary or advisable in connection therewith, other than registrations and documentation that are in the usual and ordinary course of business in the process of being duly and properly registered or recorded in such places. To Seller’s Knowledge, the Mortgage Loan Files relating to Mortgages are accurate and complete in all material respects.

(d) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, all of the loans and Mortgages comprising part of the business conducted by ResMor Trust are with respect to residential properties, and no such loans and Mortgages relate to commercial or corporate properties or are construction financing loans.

(e) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, there are no Mortgages that are delinquent for a period of greater than 60 days as of September 30, 2008.

(f) Seller has provided to Purchaser on the date hereof an accurate and complete list of all Mortgage Loans to be funded by ResMor Trust under commitments to advance that are outstanding on the date hereof.

3.10 Deposits. Except for employees and shareholders, ResMor Trust does not accept deposits from any Person other than through the Deposit Brokers. Each deposit accepted by ResMor Trust since November 1, 2007 complies with the applicable Customer Agreement and has been solicited, originated, created, maintained and serviced in compliance in all material respects with (a) ResMor Trust’s standard policies, practices and procedures, (b) the Canada Deposit Insurance Corporation Act and (c) all other applicable Laws. Each Customer Agreement entered into on or after November 1, 2007 is a legal, valid and binding obligation of ResMor Trust, enforceable against it in accordance with its terms and to Seller’s Knowledge, each other party thereto, except in each case as such enforceability may be limited by the Enforceability Exceptions. Since November 1, 2007, no Person has deposited any money with ResMor Trust other than Deposit Customers.

3.11 Intellectual Property.

(a) Seller has provided to Purchaser on the date hereof a true and complete list of all material IT Assets and Seller has provided to Purchaser on the date hereof a true and complete list of all material Intellectual Property of ResMor as of the date hereof, which was acquired, entered into or came into existence as applicable, since November 1, 2007. Neither RCC nor 1020491 owns or uses any IT Assets or Intellectual Property. ResMor Trust is the exclusive owner or valid licensee of all its material Intellectual Property, free and clear of all Liens, other than any Liens that may have been incurred before November 1, 2007 and either (i) have been released since that date or (ii) have not had a material adverse effect of ResMor Trust’s ability to operate its business.

(b) Since November 1, 2007, all registrations and applications for ResMor Trust’s Intellectual Property (including registrations with, filed in or issued by, as the case may be, the Canadian Intellectual Property Office or such other filing offices, domestic or foreign) that are owned by ResMor Trust and that are used in and are material to the conduct of the business of ResMor Trust as currently conducted are (i) valid, subsisting, in proper form and enforceable, and have been duly maintained in all material respects, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no Intellectual Property or any registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal proceeding (including litigation) or governmental proceeding before any Government Authority in any jurisdiction, or of any outstanding order, judgment, decree or agreement adversely affecting the ownership, validity, registrability, or enforceability of ResMor Trust’s Intellectual Property use thereof or rights thereto.

(c) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, with respect to ResMor Trust’s Intellectual Property: (i) ResMor Trust owns and possesses all right, title and interest in and to, or have a valid, binding and enforceable license to use, such Intellectual Property; (ii) since November 1, 2007, no claim by any third party contesting the validity, enforceability, use or ownership of any of such Intellectual Property has been made or, to Seller’s Knowledge, is threatened; (iii) to Seller’s Knowledge, none of ResMor Trust’s Intellectual Property is being infringed upon or violated by any other person; (iv) to Seller’s Knowledge, since November 1, 2007, ResMor Trust has not received any notices of any infringement or misappropriation by any third party with respect to such Intellectual Property; and (v) since November 1, 2007. ResMor Trust has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.

(d) Since November 1, 2007, ResMor Trust has taken all reasonable measures to protect the secrecy, confidentiality and value of all trade secrets required for, related to and used in ResMor Trust’s business, and to Seller’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached. To Seller’s Knowledge, no employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by ResMor Trust in the furtherance of ResMor Trust’s business that have not been assigned to ResMor Trust.

(e) To Seller’s Knowledge, no ResMor Trust employee’s performance of his or her employment activities violates the intellectual property or other rights of any Person.

(f) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, ResMor Trust is not in breach of any (i) material Software Contract, or (ii) any material license, sublicense or other agreement relating to the IT Assets or its Intellectual Property, except, in each case, any such breach that occurred or arose before November 1, 2007 and either (i) is not continuing after that date or (ii) has not had a material adverse effect on ResMor Trust’s ability to conduct its business, and the execution and delivery of this Agreement, or the performance of its obligations hereunder will not result in the breach of, or give rise to the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of ResMor Trust under, or a loss of any benefit to which ResMor Trust is entitled under, or the imposition of any obligation under, or a Lien on, any Software Contract, or license, sublicense or other agreement relating to the IT Assets or Transferred Intellectual Property. To Seller’s Knowledge, since November 1, 2007, ResMor Trust has not infringed or misappropriated any IT Assets.

(g) Since November 1, 2007, ResMor Trust has not granted, transferred or assigned any right or interest in the software programs, the Technical Documentation, or its Intellectual Property to any Person.

3.12 Employee Benefit Plans.

(a) Seller shall cause ResMor Trust to deliver to Purchaser by November 26, 2008, a list of every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to or provided for the benefit of any current or former employee, director or independent contractor of ResMor Trust or their respective dependants or beneficiaries (the “Benefit Plans”) to which ResMor Trust is obliged to contribute or comply.

(b) Seller shall cause ResMor Trust to deliver or make available to Purchaser by November 26, 2008 complete and up-to-date copies of all Benefit Plans and compensation policies and all amendments thereto together with copies of any current related documentation, including employee booklets and, as applicable, investment policies or contracts, insurance contractors, trust contracts or other related contracts.

(c) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, no Benefit Plan provides benefits after retirement or termination of employment.

(d) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, no promises or commitments, whether written or oral, have been made by ResMor Trust to amend any current Benefit Plan or compensation policy.

(e) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, all of the Benefit Plans are and, since November 1, 2007, have been duly registered, administered, sponsored and funded in accordance with and as required by applicable Law.

(f) Neither this Agreement, nor the consummation of the transactions contemplated by this Agreement, in and of itself, will result in any payment or obligation of ResMor Trust to any employee or former employee or director of ResMor Trust (whether or not under any Benefit Plan), materially increase the benefits payable or provided under any Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder.

3.13 Employees.

(a) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, ResMor Trust (i) is not a party to or bound by any Contract or commitment to pay any management or consulting fee, (ii) does not have any written employment Contract with any Person, and (iii) there are no independent contractors working for ResMor Trust. Any individual whose relationship to ResMor Trust that purports to that of an independent contractor is in fact an independent contactor and not an employment relationship.

(b) By November 26, 2008, Seller shall make available to Purchaser an accurate and complete list of the names and titles or job descriptions and salary and other compensation of employees of ResMor Trust on the date of this Agreement and any changes in such list that have occurred or are expected to occur prior to the Closing Date. Seller agrees to provide Purchaser with such other information with respect to employees as reasonably requested by Purchaser.

(c) ResMor Trust is not bound by or a party to any collective bargaining agreement. To Seller’s Knowledge, since November 1, 2007, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent: (i) has applied to be certified as the bargaining agent of any employees; or (ii) has applied to have ResMor Trust declared a related employer or successor employer pursuant to the applicable labor legislation. There are no actual, or, to Seller’s Knowledge, pending or threatened organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent pertaining to ResMor Trust.

(d) Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, ResMor Trust is in material compliance with applicable taxation, health, labor, pension, labor and employment Laws and is not in breach in any material respect of any such Laws, and there are no outstanding assessments, levies or penalties under such Laws.

3.14 Realty. Neither RCC nor 1020491 owns, leases or has any other rights in any real property. Seller has delivered to Purchaser on the date hereof an accurate and complete list of leases with respect to real property leased or occupied by ResMor Trust (the “Leases”). Except for the Leases, ResMor Trust does not own, lease or have any rights in any real property. Except for ResMor Trust’s interest in the Leases, ResMor Trust does not currently own and since November 1, 2007 has not previously owned or been a mortgagee in possession of any other real property, including any freehold property.

3.15 Environmental. Since November 1, 2007, the business of ResMor Trust and its assets, are in compliance in all material respects with all applicable Environmental Laws. There are no outstanding or, to Seller’s Knowledge, threatened writs, injunctions, decrees, orders, judgments, actions, suits, claims, governmental information requests or proceedings against ResMor Trust relating to non-compliance with or liability under any Environmental Law.

3.16 No Material Adverse Change. Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, since December 31, 2007, there has not occurred any change in the business or operations of ResMor Trust that has had, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby and satisfy all its obligations hereunder.

3.17 Litigation. Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to Seller’s Knowledge, threatened against Seller, RCC, 1020491, ResMor Trust or any of their respective Affiliates, officers, directors or employees or their assets or operations.

3.18 Prior Purchase Agreement. Seller has delivered to Purchaser a true and complete copy of the Purchase Agreement dated as of June 8, 2007, as amended (the “Prior Purchase Agreement”), between GMAC Residential Funding of Canada, Limited and the Interested Parties and all schedules and other documents or agreements entered into in connection therewith. Seller has made no claims for indemnification under the Prior Purchase Agreement and, to Seller’s Knowledge, there are no claims for indemnification that could be made under the Prior Purchase Agreement.

3.19 Brokers or Finders. Except for Goldin Associates, LLC, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:

4.1 Authority of Purchaser. Purchaser is a limited liability company validly existing, duly formed and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been, and each other Transaction Document to which it is a party, will be at Closing, duly and validly executed and delivered by Purchaser and this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

4.2 Consents and Approvals. No consent of, or declaration, filing or registration with, the CDIC, OSFI or any Governmental Authority or any other Person is required to be obtained or made, as applicable, by Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition of Purchaser or the ability of Purchaser to consummate the transactions contemplated hereby and satisfy all its obligations hereunder.

4.3 Financing. On the date of this Agreement, Purchaser has immediately available funds in an amount sufficient to fund the Loan to Seller and to consummate the transactions contemplated hereby.

4.4 Brokers and Finders. Except for Sandler O’Neill & Partners, L.P., whose fees will be paid by Purchaser, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5.

COVENANTS

5.1 Subsequent Actions. Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. If at any time after the Closing, Purchaser shall consider or be advised that any assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser or its Affiliates, as applicable, its title or interest in the Shares or (b) otherwise to carry out this Agreement, Seller shall use commercially reasonable efforts to execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments, assurances and orders and take and do all such other actions and things as may be reasonably requested by Purchaser, in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Shares, as applicable.

5.2 Third Party Consents. Seller shall use commercially reasonable efforts to obtain and to cooperate with Purchaser in the effort to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals (collectively, “Consents”) from third parties or Governmental Authorities necessary to consummate this Agreement and the transactions contemplated hereby. Each party hereto shall promptly provide the other parties with copies of any communication, including any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby received by such party from any Governmental Authority or any other Person regarding transactions contemplated hereby. This Agreement shall not operate to assign any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Seller or Purchaser thereunder. If a Consent required pursuant to any Contract to consummate the transactions contemplated hereby is not obtained on or prior to the Closing Date then, to the extent permitted by Law (until such time as such Consent is obtained): (a) Seller shall use commercially reasonable efforts, at its sole expense, to (i) provide to Purchaser the benefits of the applicable Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide the benefits of the applicable Contract to Purchaser, including entering into subcontracts for performance and (iii) enforce at the request of Purchaser and for the account of Purchaser any rights of Seller arising from any such Contract; and (b) Purchaser shall use commercially reasonable efforts to the extent permitted under the applicable Contract, to provide for the performance of the obligations of Seller on any reasonable and lawful basis.

5.3 Access to Information. From and after the date of this Agreement until the Closing Date, Seller shall, and shall cause ResMor Trust to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books, contracts, commitments, Tax Returns and records of ResMor Trust and Seller (to the extent relating to ResMor Trust) and during such period shall furnish to Purchaser any information concerning ResMor Trust and Seller (to the extent relating to ResMor Trust) which is reasonably available to Seller or ResMor Trust, as Purchaser may reasonably request, including providing Purchaser with the unaudited balance sheet and income statement of ResMor Trust for the eleven months ended November 30, 2008 and any financial statement projections or forecasts, including for December 2008; provided, that nothing herein will obligate Seller or ResMor Trust to violate any applicable Law. Seller shall, and shall cause ResMor Trust to, promptly inform and notify Purchaser of (1) any correspondence or notice from, or any conversations or meetings with, OFSI and (2) any material correspondence or notice from, or any material conversations or meetings with, any other Governmental Authority.

5.4 Records; Post-Closing Access to Information.

(a) Purchaser shall preserve and retain, and shall cause its Affiliates in accordance with the document retention policy of Purchaser, as amended from time to time, to preserve and retain, all agreements, documents, books, records and files (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to ResMor Trust’s business prior to the Closing Date.

(b) From and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, afford Seller and its counsel, accountants and other authorized representatives, with five Business Days’ prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records related to RCC, 1020491 or ResMor Trust and to any other assets or information that Seller reasonably deems necessary, including in connection with any report or Tax Return required to be filed by Seller, RCC, 1020491 or ResMor Trust under applicable Law (but so as not to unduly disrupt the normal course of operations of Purchaser), including preparing or defending any Tax Return and any interim or annual report or other accounting statements.

(c) If and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving ResMor Trust in any respect, each other party hereto shall (A) fully cooperate with it and its counsel and other advisors in, and assist it and its counsel and other advisors with, the contest or defense, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and (C) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article 8). For the avoidance of doubt, this Section 5.4(c) shall not apply with respect to disputes between the parties hereto, other than with respect to cooperation by an Indemnifying Party related to any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be, or is, sought under this Agreement.

5.5 Rights under Prior Purchase Agreement. Seller covenants and agrees to promptly notify Purchaser of any potential claims for indemnification under the Prior Purchase Agreement or the Prior Escrow Agreement of which it or ResMor Trust becomes aware prior to the Closing Date.

5.6 Interim Operations of ResMor Trust. Seller covenants and agrees that, after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as may be agreed in writing by Purchaser:

(a) the business of ResMor Trust shall be conducted substantially in the same manner as heretofore conducted, and Seller shall use and shall cause ResMor Trust to use commercially reasonable efforts to preserve the business organization of ResMor Trust intact, keep available the services of the current officers and employees of ResMor Trust and the employees of Seller and ResCap that provide services to ResMor Trust and maintain the existing relationships with customers, suppliers, creditors, business partners and others having business dealings with ResMor Trust;

(b) prior to the Closing, Seller shall not and shall cause ResMor Trust not to modify, amend or terminate any Material Contract, except in the ordinary course consistent with past practice;

(c) Seller shall not and shall cause ResMor Trust not to (i) incur expenses or indebtedness or other obligations in connection with the business of ResMor Trust other than in the ordinary course consistent with past practice, (ii) pay or reimburse to Seller or its Affiliates any expenses of ResMor Trust that are of the type that would be required to be disclosed by Seller to Purchaser pursuant to Section 3.4(b) that accrue prior to the Closing Date; and Seller shall cause ResMor Trust not to raise interest rate spreads on deposits materially in excess of ResMor Trust’s interest rate spreads in effect on the date of this Agreement for such deposits;

(d) Between September 30, 2008 and the Closing, total severance costs incurred by ResMor Trust, or allocated to ResMor Trust by Seller or any of its Affiliates, shall not exceed CDN $500,000;

(e) Seller shall not and shall cause ResMor Trust not to terminate or permit to lapse any Permits that are necessary for the operation of ResMor Trust and the failure to have which would cause a Material Adverse Effect;

(f) Seller shall not and shall cause RCC, 1020491 and ResMor Trust not to acquire, lease or license any assets or property or assume any liabilities or sell, lease or license any assets or property or grant any Lien on the shares in the capital of RCC, 1020491 or ResMor Trust or any of their assets, except in the ordinary course consistent with past practice;

(g) Seller shall not and shall cause ResMor Trust not to make any change to increase the rate of base compensation, bonus opportunity or other benefits of any employee of ResMor Trust or any employee of ResCap who provides services to ResMor Trust;

(h) Seller shall not and shall cause ResMor Trust not to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing, as applicable, set forth in Article VI or Article VII, not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date or that would materially impair the ability of Seller or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(i) Seller shall not and shall cause each of RCC, 1020491 and ResMor Trust not to amend any of the constituting documents of RCC, 1020491 or ResMor Trust;

(j) Seller shall not and shall cause each of RCC, 1020491 and ResMor Trust not to issue, sell or dispose of any shares of RCC, 1020491 or ResMor Trust except pursuant to the Loan Agreements;

(k) Seller shall and shall cause ResMor Trust to conduct the business of ResMor Trust in accordance with the requirements of Genworth and CMHC, as applicable, and in accordance with applicable Law in all material respects;

(l) Seller shall not and shall cause ResMor Trust not to originate, renew or purchase more than 10 uninsured Mortgages;

(m) Seller shall and shall cause ResMor Trust to consult with, and consider the recommendations of, Purchaser in connection with the appointment any directors or officers of ResMor Trust;

(n) Seller shall not and shall cause RCC, 1020491 and ResMor Trust not to declare or pay any dividends or distributions of any kind, other than proceeds of the Loan; and

(o) Seller shall not and shall cause RCC, 1020491 and ResMor Trust not to enter into any agreement, Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

5.7 [Intentionally Omitted].

5.8 Auto Finance; Canadian Regulatory. Purchaser and Seller shall, and Seller shall cause ResMor Trust to, reasonably cooperate to develop a business plan for ResMor Trust to engage in an auto finance business and to take steps towards effecting such business plan, including developing procedures and systems, meeting with Governmental Authorities, and to engage in such other actions as reasonably requested by Purchaser in connection therewith, in each case in accordance with applicable Law. Purchaser shall pay any out-of-pockets costs or expenses incurred prior to the Closing Date or Termination Date, as applicable, in connection with the activities described in the preceding sentence. Seller shall promptly notify Purchaser of any correspondence or notices to or from, or meetings or conversations with, OFSI with respect to ResMor Trust’s proposal to conduct an auto finance business.

5.9 Supplements to Disclosures. Seller and Purchaser agree that, with respect to Seller’s representations and warranties contained in this Agreement, Seller shall have the continuing obligation until the Closing to correct, supplement or amend promptly the written disclosures by Seller to Purchaser made on the date hereof pursuant to Article 1 or 3 hereto with respect to any matter arising or discovered after the date of this Agreement (whether or not existing or known at the date of this Agreement) that causes the representations and warranties of

Seller to be untrue or inaccurate in any respect, subject to the last sentence of this Section 5.9; provided, that Seller shall have until the close of business on November 21, 2008 to make any such corrections, supplements or amendments to written disclosures by Seller to Purchaser made on the date hereof pursuant to Article 1 or 3 hereto, so long as any such corrections, supplements or amendments do not relate to conditions, circumstances, events or omissions that are materially adverse to ResMor Trust or to Seller’s ability to consummate the transactions contemplated by this Agreement. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled and including for purposes of Article 8, written disclosures of Seller made on the date hereof shall be deemed to include only that information contained therein on the date of this Agreement, as such written disclosures may be corrected, supplemented or amended through November 21, 2008, and shall be deemed to exclude all information contained in any such correction, supplement or amendment (other than any such correction, supplement or amendment made on or prior to November 21, 2008). Seller and Purchaser acknowledge and agree that Purchaser requires a reasonable amount of time to review any corrections, supplements and amendments to the written disclosures made by Seller to Purchaser and, accordingly, shall provide Purchaser with any corrections, supplements and amendments at least two Business Days prior to the Closing (unless a lesser time is agreed to by Purchaser).

5.10 Payment. Seller shall pay, or cause one or more of its Affiliates to pay, to ResMor Trust an aggregate amount of CDN $800,000 per year on or prior to August 1 of 2009, 2010, 2011, 2012 and 2013 and a pro-rated amount equal to CDN $335,342.47 on or prior to December 31, 2013 as payment for Seller’s obligations in connection with the Master Application Maintenance Agreement for Optimus Omiga and Related Software, dated as of August 1, 2008, between Marlborough Stirling Canada Limited (“Marlborough”) and ResMor Trust Company, to the extent such agreement has not been terminated and is in full force and effect, or to pay such lower amount as may be agreed to by ResMor Trust and Marlborough in connection with a modification to such Contract.

5.11 Fairness Opinions. Purchaser and Seller shall each use their best efforts to obtain the fairness opinions referenced in Section 6.6 and 7.6, respectively, by December 5, 2008 and to provide the other party with a copy of such party’s respective fairness opinion promptly upon receipt thereof.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

6.1 Warranties True as of Closing Date. The representations and warranties of Seller contained herein shall be accurate, true and correct in all material respects on and as of the date hereof, except those made as of a specified date, in which case such representations and warranties of Seller shall have been accurate, true and correct in all material respects as of such date (other than representations and warranties qualified by materiality, which shall be accurate in all respects as of such date).

6.2 Compliance with Covenants. Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by them on or prior to the Closing Date.

6.3 Deliveries by Seller. Seller shall have effected the deliveries required pursuant to Section 2.4.

6.4 Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority that would reasonably be expected to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Seller in writing that this Agreement or the consummation of the transactions contemplated by this Agreement, this Agreement would in any manner constitute a violation of any Law and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transaction contemplated by this Agreement.

6.5 Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement, and no Governmental Authority shall have imposed any prohibition on (a) ResMor Trust’s ability to operate its business as currently operated or (b) ResMor Trust’s ability to conduct an auto finance business of the type currently conducted by Purchaser and its Affiliates in Canada, excluding retail auto leasing.

6.6 Fairness Opinion. Purchaser shall have received a written opinion of Sandler O’Neill & Partners, L.P. stating that the transactions contemplated hereby are fair from a financial point of view to Purchaser.

6.7 Supplements to Written Disclosures. After the date hereof, Seller shall not have delivered to Purchaser on or prior to November 21, 2008, any corrections, supplements or amendments to the written disclosures made by Seller to Purchaser on the date hereof pursuant to Article 1 or 3 hereto that relate to conditions, circumstances, events or omissions that are materially adverse to ResMor Trust or to Seller’s ability to consummate the transactions contemplated hereby.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Seller, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

7.1 Warranties True as of Closing Date. The representations and warranties of Purchaser contained herein shall be accurate, true and correct in all material respects on and as of the date hereof, except those made as of a specified date (in which case such representations and warranties of Purchaser shall have been accurate, true, and correct in all material respects as of such date (other than representations and warranties qualified by materiality, which shall be accurate in all respects as of such date).

7.2 Compliance with Covenants. Purchaser shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date.

7.3 Deliveries by Purchaser. Purchaser shall have effected the deliveries required pursuant to Section 2.5.

7.4 Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority that would reasonably be expected to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Seller in writing that this Agreement or the consummation of the transactions contemplated by this Agreement would in any manner constitute a violation of any law, rule or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transactions contemplated by this Agreement.

7.5 Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement.

7.6 Fairness Opinion. The independent members of the board of directors of ResCap shall have received a written opinion of Goldin Associates, LLC as to the fairness to ResCap, from a financial point of view, of the consideration to be received by ResCap, directly or through one or more if its subsidiaries, from the sale of the Trust Shares to Purchaser pursuant to the terms hereof.

ARTICLE 8.

SURVIVAL AND INDEMNIFICATION

8.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of 24 months, except that (a) Tax Warranties in respect of a particular Tax shall survive until the Tax Statute of Limitations Date for such Tax and (b) Title and Authorization Warranties shall survive forever. The covenant of Seller contained in Section 5.10 shall survive the Closing in accordance with its terms. Neither Purchaser nor Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 8.1.

8.2 Indemnification by Seller. Subject to Section 8.4, Seller agrees to indemnify Purchaser, its Affiliates and its officers, directors, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses imposed on, incurred by or suffered by any Purchaser Indemnified Party arising out of or resulting from any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement; provided, that Seller shall not have any liability under this Section 8.2(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except Tax Warranties and Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Seller not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date, (ii) in the case of Tax Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Seller not later than 5:30 p.m. central time on the Tax Statute of Limitations Date for the particular Tax in question and (iii) in the case of Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Seller at any time in the future promptly following discovery of such breach; provided, that the failure of the Purchaser Indemnified Party to give such prompt written notice shall not relieve Seller of their obligations under this Article 8 except to the extent (if any) that Seller have been prejudiced thereby; or

(b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.2(a) above) Seller to perform any agreement, covenant, obligation or undertaking of Seller set out in this Agreement delivered at the Closing; provided, that Seller shall not have any liability under this Section 8.2(b) for any breach or failure occurring on or prior to the Closing Date unless a notice of the Purchaser Indemnified Party’s claim is given to Seller not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date.

8.3 Indemnification by Purchaser. Subject to Section 8.4, Purchaser agrees to indemnify Seller, their respective Affiliates and their respective officers, directors, employees, successors and permitted assigns (the “Seller Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Seller Indemnified Party arising out of or resulting from any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; provided, that Purchaser shall not have any liability under this Section 8.3(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date and (ii) in the case of Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser at any time in the future; or

(b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.3(a) above) Purchaser to perform any agreement, covenant, obligation or undertaking of Purchaser set out in this Agreement; provided, that Purchaser shall not have any liability under this Section 8.3(b) for any breach or failure occurring on or prior to the Closing, unless a notice of the Seller Indemnified Party’s claim is given to Purchaser not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date.

8.4 Limitations on Liability. Notwithstanding any other provision of this Agreement:

(a) Seller shall not have any liability pursuant to Section 8.2(a) unless and until the aggregate amount of all Losses incurred or suffered by the Purchaser Indemnified Parties for which they are entitled to indemnification pursuant to Section 8.2(a) exceeds 1% of the Purchase Price (the “Basket Amount”), but in the event such Losses exceed the Basket Amount, Seller shall be liable and responsible to the Purchaser Indemnified Parties for the full amount of such Losses (subject to Section 8.4(b)), without reduction for the Basket Amount. Purchaser shall not have any liability pursuant to Section 8.3(a) unless and until the aggregate amount of all Losses incurred or suffered by the Seller Indemnified Parties for which they are entitled to indemnification pursuant to Section 8.3(a) exceeds the Basket Amount, but in the event such Losses exceed the Basket Amount, Purchaser shall be liable and responsible to the Seller Indemnified Parties for the full amount of such Losses (subject to Section 8.4(b)), without reduction for the Basket Amount.

(b) Other than for liability under Section 8.9 and Article 9, in no event shall the aggregate liability of Seller for Losses incurred or suffered by the Purchaser Indemnified Parties exceed 25% of the Purchase Price (the “Indemnification Cap”).

(c) Other than liability under Section 8.9 or Article 9, or for breach of Purchaser’s obligations to make any payment pursuant to Section 2.2, in no event shall the aggregate liability of Purchaser for Losses incurred or suffered by the Seller Indemnified Parties exceed the Indemnification Cap.

(d) The sole and exclusive liability and responsibility of Seller to the Purchaser Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8, Article 9 and Section 11.17.

(e) The sole and exclusive liability and responsibility of Purchaser to the Seller Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) and the sole and exclusive remedy of the Seller Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8, Article 9 and Section 11.17.

8.5 Claims. As promptly as is reasonably practicable after knowledge of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 8.6, becomes within the knowledge of Purchaser or Seller, as the case may be, the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at the time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply; provided, that failure of the Indemnified Person to give such notice of any such claim shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice.

8.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give written notice (the “Initial Notice”) as promptly as is reasonably practicable, but in any event no later than 10 Business Days after receiving notice thereof, to the Indemnifying Person of the written assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be sought under this Agreement (which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at that time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply); provided, that failure of the Indemnified Person to give such notice of any such claim or commencement shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person within 10 Business Days after the receipt of the Initial Notice from the Indemnified Person of the claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice reasonably acceptable to the Indemnified Person, and in the event of such assumption, shall have the exclusive right, subject to compliance by the Indemnifying Person with clauses (i) and (iii) of Section 8.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person does not so elect to assume such defense in accordance with the terms of this Section 8.6, the Indemnified Person may defend such claim, suit, action or proceeding in such manner as the Indemnified Person may deem appropriate, including settling such claim or action or proceeding (after giving notice of the same to the Indemnifying Person) on such terms as the Indemnified Person may deem appropriate, and the Indemnifying Person shall assist and cooperate with such defense in accordance with Section 5.3 and, if liable pursuant to this Article 8, shall promptly indemnify the Indemnified Person in accordance with the provisions of this Article 8. If the Indemnifying Person so assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Person; provided, that the expense of separate counsel so employed shall be borne by the Indemnified Person unless there exists actual or potential conflicting interests between the Indemnifying Person and the Indemnified Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

8.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 8.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of any settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld or delayed, (b) if the Indemnifying Person has assumed the defense of a claim, suit, action or proceeding pursuant to Section 8.6, the Indemnified Person shall not compromise or settle such claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed, and (c) such settlement shall not contain any finding or admission of any violation of Law or any fault on the part of the Indemnified Person, and shall not have any effect on any other claims that may be made by the Indemnified Person against the third party bringing the claim, suit, action or proceeding.

8.8 Net Losses; Subrogation; Mitigation.

(a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, but only if the insurance premium relating to such proceeds has not been paid for by the Indemnified Person, (ii) any Tax benefit actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and from the payment of any amounts to the Indemnified Person (or any of its Affiliates) on account of any Losses and (iii) any other recoveries directly relating to such Loss obtained by the Indemnified Person (or any of its Affiliates) from any other third party, less all Losses related to the pursuing and receipt of such recoveries and any related recoveries. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party. If any such net proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such net proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).

(b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company or any other third party from which the Indemnified Person (and its Affiliates) has contractual indemnity rights, in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c) Purchaser and Seller shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party. Without limiting the generality of the foregoing, Purchaser shall exhaust all remedies available to it as assignee of Seller’s right, title and interest in and to the Prior Purchase Agreement with respect to claims that relate solely to time periods prior to November 1, 2007 prior to asserting any claim against Seller.

8.9 Special Rule for Fraud. Notwithstanding anything in this Article 8 or elsewhere in this Agreement to the contrary, in the event of a breach of a representation or warranty by any party to this Agreement that constitutes fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party to this Agreement or on its behalf) and will continue in full force and effect for perpetuity, and any Losses from any such breach shall not be subject to the indemnification basket, cap or other limitations contained in this Article 8.

ARTICLE 9.

TAX MATTERS

9.1 Transfer Taxes. All excise, goods and services, sales (including bulk sales), use, value added, registration, recording, documentary, conveyancing, property, and transfer taxes incurred with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally (50/50) by Purchaser and Seller. Seller and Purchaser shall cooperate to timely prepare, and Seller shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Purchaser is required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. With respect to any such returns or filings required to be filed by Seller, Seller shall provide Purchaser with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.

9.2 Liability for Taxes and Related Matters. To the extent any liability for Taxes of any of RCC, 1020491 or ResMor Trust is adjusted subsequent to the Closing Date, Seller shall pay the additional liability or receive refunds related to such adjustments with respect to amounts attributable to the Shares related to all Tax periods ending on or prior to Closing. Notwithstanding any other provision in this Agreement, Purchaser shall be responsible for payment of Taxes of any of RCC, 1020491 or ResMor Trust that relate Tax periods commencing after Closing. Except as otherwise required by applicable Law, the parties agree that any changes to Taxes of any of RCC, 1020491 or ResMor Trust attributable to the Shares for all Tax periods prior to Closing shall be treated as a Purchase Price adjustment for income Tax purposes. If the Canadian tax authorities assess Purchaser, on the one hand, or Seller, on the other hand, for any amount in respect of Taxes of Purchaser or Seller under Section 160 of the Income Tax Act (Canada), the other party shall indemnify the assessed party for 50% of any such amount, and Purchaser and Seller shall cooperate in determining whether to contest any such assessment and the costs thereof shall be borne equally (50/50).

9.3 Cooperation. Purchaser and Seller shall reasonably cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, including those of RCC, 1020491 or ResMor Trust, and the conduct of any Tax audit or other Tax proceeding.

9.4 Tax Returns. Purchaser shall cause each of 1020491, RCC and ResMor Trust to duly and timely make or prepare in a manner consistent in all material respects with past practice all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for any period that ends on or before the Closing Date to the extent such Tax Returns have not been filed as of the Closing Date. Purchaser shall also cause each of 1020491, RCC and ResMor Trust to duly and timely make or prepare all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for periods beginning before and ending after the Closing Date.

ARTICLE 10.

TERMINATION

10.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:

(a) by the mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser if the transactions contemplated by this Agreement shall not have been consummated on or before December 22, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) Seller, if Seller’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date, or (ii) Purchaser, if Purchaser’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(c) by Seller or Purchaser if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such governmental order shall have become final and nonappealable;

(d) by Purchaser, if any Governmental Authority shall have imposed any prohibition on (a) ResMor Trust’s ability to operate its business as currently operated or (b) ResMor Trust’s ability to conduct an auto finance business of the type currently conducted by Purchaser and its Affiliates in Canada, excluding retail auto leasing.

(e) by Purchaser, if there has been a violation or breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Purchaser impossible and such violation or breach has not been cured by Seller within ten Business Days after Purchaser delivers to Seller a written notice of such violation or breach; and

(f) by Seller, if there has been a violation or breach by Purchaser or any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been cured by Purchaser within ten Business Days after Seller deliver to Purchaser a written notice of such violation or breach.

10.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto; provided, that (a) Article 11 shall survive the termination of this Agreement and (b) no such termination shall relieve any party from any Losses arising out of any breach of this Agreement by a party that occurs upon or prior to the termination of this Agreement.

ARTICLE 11.

MISCELLANEOUS

11.1 Expenses. Each party hereto shall bear its own expenses with respect to this transaction; provided, that Purchaser shall reimburse Seller for all costs and expenses incurred by Seller in connection with the engagement of Goldin Associates, LLC with respect to the transactions contemplated hereby and Purchaser shall pay the out-of-pocket costs and expenses set forth in Section 5.8.

11.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

11.3 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by nationally recognized courier; (b) on the date of transmission if sent by telecopy, e-mail or other wire transmission (receipt confirmed); (c) three Business Days after being deposited in the US mail, certified or registered mail, postage prepaid;

and (d) if sent by an internationally recognized overnight delivery service, the second Business Day following the date given to such overnight delivery service (specified for overnight delivery and receipt confirmed). All notices shall be addressed as follows:

If to Seller, addressed as follows:

GMAC Residential Funding of Canada, Limited

3250 Bloor Street West, East Tower, Suite 1400

Etobicoke, Ontario, Canada M8X 2X9

Attn: President

Telephone: (416) 734-3067

Facsimile: (866) 772-6175

with a copy to:

Residential Capital, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

and a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Attn: Allison L. Land, Esq.

Telephone: 302.651.3180

Facsimile: 888.329.3021

If to Purchaser, addressed as follows:

GMAC LLC

200 Renaissance Center

Detroit Michigan, MI 48235

Attn: General Counsel

Telephone: (313) 565-6128

Facsimile: (313) 656-6189

with a copy to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Elizabeth A. Raymond, Esq.

Telephone: (312) 701-7322

Facsimile: (312) 701-7711

and a copy to:

Torys LLP

79 Wellington Street West, Suite 3000

Toronto, Ontario, M5K 1N2 Canada

Attention: Blair W. Keefe

Telephone: (416) 865-8164

Facsimile: (416) 865-7380

11.4 Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.6 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Exhibits hereto are for convenience only and shall not be deemed part of this Agreement.

11.7 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

11.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, other than (i) an assignment to an Affiliate of either party, including in connection with any financing transactions entered into by Purchaser or (ii) an assignment by Purchaser to any subsequent purchaser of the Business or all or substantially all of the Shares so long as such subsequent purchaser agrees in writing to comply with Purchaser’s obligations hereunder.

11.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, solely with respect to Article 8 and Article 9, any Indemnified Person hereunder, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of Seller or any participant or beneficiary in any benefit plan, program or arrangement.

11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.

11.11 Written Disclosures. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is or is not in the ordinary course of business for purposes of this Agreement.

11.12 Time of Essence. Time is of the essence in this Agreement.

11.13 Incorporation. The respective Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

11.14 Complete Agreement. This Agreement (together with the Exhibits hereto) constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

11.15 Disclaimer. Seller disclaims any representations or warranties except as specifically set forth in this Agreement (or any agreement or document referred to in this Agreement or delivered in connection with the transactions contemplated by this Agreement).

11.16 Public Announcements. Seller and Purchaser each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, except as may be required by Law or by any stock exchanges having jurisdiction over Seller, Purchaser or their Affiliates.

11.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

11.18 Further Assurances. At any time and from time to time after the Closing, at Purchaser’s reasonable request and without further consideration, Seller shall execute and deliver, and cause its Affiliates, as appropriate, to execute and deliver, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such further actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser (or any successor or permitted assign of Purchaser), and to confirm Purchaser’s (and any such successor’s and assign’s) title to the Shares, to put Purchaser (and any such successor and assign) in actual possession and operating control thereof and to assist Purchaser (and any such successors and assigns) in exercising all rights, title and interests with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on November 20, 2008.

GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED

By:	/s/ Tracie Tesser
Name:	Tracie Tesser
Title:	President

GMAC LLC

By:	/s/ Robert Hull
Name:	Robert Hull
Title:	Chief Financial Officer

EXHIBIT A

EMPLOYEE LEASING AGREEMENT

EMPLOYEE LEASING AGREEMENT

This EMPLOYEE LEASING AGREEMENT (“Agreement”) is made as of the 20th day of November, 2008 and effective as of the Closing Date subject to consummation of the Closing, between RESIDENTIAL CAPITAL, LLC, a limited liability company organized under the laws of Delaware (“ResCap”), and RESMOR TRUST COMPANY, a Canadian federally incorporated trust company (“RTC”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, ResCap is the indirect parent of GMAC Residential Funding of Canada, Limited, a company organized under the laws of Canada (“RFOC”);

WHEREAS, prior to the Closing Date, RFOC owned all of the issued and outstanding shares (the “1020491 Shares”) of 1020491 Alberta Ltd., a corporation existing under the laws of Alberta (“1020491”);

WHEREAS, prior to the Closing Date, RFOC and 1020491, together owned all of the shares (the “RCC Shares”) of RESMOR CAPITAL CORPORATION, a corporation existing under the laws of Alberta (“RCC”);

WHEREAS, RCC owns all of the issued and outstanding shares of RTC;

WHEREAS, concurrently herewith, pursuant to and on the terms and conditions contained in that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof between RFOC and GMAC LLC, a Delaware limited liability company (“GMAC”), RFOC is selling to GMAC, and GMAC is purchasing from RFOC, all of the 1020491 Shares and all of the RCC Shares owned by RFOC;

WHEREAS, certain ResCap employees currently perform duties that relate exclusively to RTC; and

WHEREAS, ResCap, pursuant to the terms and subject to the conditions set forth in this Agreement, is willing to make the services of certain ResCap employees available to RTC for a limited period of time through a leasing arrangment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, ResCap and RTC agree as follows:

1.                    Leasing of Employees. ResCap agrees to lease to RTC, and RTC agrees to accept the services of, each Employee listed on Schedule 1 (the “Leased Employees”), for the period commencing as of the Closing Date and ending on March 31, 2009, or such earlier or later date as mutually agreed in writing by ResCap and RTC (the “Transition Period”). Schedule 1 may be modified after the date hereof to remove the name of a Leased Employee listed therein (i) by RTC if such Leased Employee, had he or she been an RTC employee, becomes terminable for “cause” in accordance with RTC’s normal employment practices and procedures, (ii) by RTC on two weeks’ written notice to ResCap that the Leased Employee’s services are no longer required;

or (iii) by ResCap if such Leased Employee becomes terminable for “cause” in accordance with ResCap’s normal employment practices and procedures or if such Leased Employee voluntarily terminates employment with ResCap. Each party agrees that any person removed from Schedule 1 in accordance with this Section 1 shall no longer be a Leased Employee under this Agreement.

2.                    Transition Period Employment and Benefits; Post-Closing Obligations.

(a) During the Transition Period: (i) any Leased Employee who is an ResCap employee on the date hereof shall, subject to Section 1, remain a ResCap employee during the Transition Period; (ii) ResCap shall be responsible for the payment and provision to the Leased Employees of all applicable wages, bonuses and commissions earned, and any severance or other amounts payable on termination of employment during the Transition Period, regardless of whether they are payable during or following the Transition Period, and each Leased Employee shall continue to participate in those Benefit Plans in which he or she participated immediately prior to the date hereof; (iii) ResCap shall be responsible for withholding all relevant employee paid taxes and other employee paid items, and filing all reports and maintaining all records in connection therewith; (iv) ResCap shall be responsible for for obtaining and maintaining appropriate Canadian VISA’s and/or work permits for Leased Employees; (v) Rescap agrees to repatriate a Leased Employee to his or her home jurisdiction prior to terminating the employment of such Leased Employee; and (vi) no Leased Employee shall be deemed for any purpose to be the agent, servant or employee of RTC or in the performance of his or her services hereunder. In this Agreement, “Benefits Plans”shall mean means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which ResCap is a party to or bound by or in which the Leased Employees participate in or under which ResCap has, or will have, any liability or contingent liability under or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the Leased Employees relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan.

(b) ResCap shall retain all liabilities and obligations with respect to all of the Benefit Plans, and RTC shall not have any liability or obligation relating to any Benefit Plan.

(c) Prior to the end of the Transition Period, RTC may, in its discretion, offer employment to some or all of the Leased Employees, if any, with such offer to be effective immediately upon the first day following the end of the Transition Period (the “Hire Date”). The Leased Employees who accept such offers of employment and become employees of RTC effective on the Hire Date are referred to herein as “Hired Employees.” If any Leased Employee does not become a Hired Employee, either because RTC does not offer employment to the Leased Employee or because the Leased Employee does not accept RTC’s offer of employment, then ResCap shall be responsible for payment of termination and severance benefits, if any, to which the Leased Employee may become entitled under: any Benefit Plan; any employment, termination or other related agreement or arrangement; or applicable Law. ResCap shall in addition be responsible for the payment of any benefits, severance or otherwise, during the Transition Period, as provided in paragraphs (a) and (b) of this Section 2. ResCap retains all rights and obligations under the Benefit Plans with respect to Leased Employees, whether or not they are Hired Employees.

3.                    Services To Be Performed. During the Transition Period and subject to the terms of the Purchase Agreement, ResCap shall (a) direct, control and evaluate the manner and means of each such Leased Employee’s performance of services for RTC and (b) to the extent applicable, obtain from RTC periodic reviews of each such Leased Employee’s performance. RTC may direct ResCap regarding the services of the Leased Employees to be provided hereunder, including, without limitation, the work product to be completed, the result to be derived, the work assignments and the work locations. RTC may provide professional or technical supervision and direction to the Leased Employees. The Leased Employees shall perform services in a manner that is substantially the same as the manner in which such services were performed by the Leased Employees for RTC prior to the date hereof. ResCap employment policies will continue to apply to the Leased Employees. Except as provided in Section 1, RTC shall not terminate the leasing arrangements with respect to any Leased Employee during the Transition Period.

4.                    Compensation For Leased Employees. During the Transition Period, ResCap shall pay compensation and provide benefits to the Leased Employees. During the Transition Period, except as otherwise agreed in writing in advance by RTC, ResCap shall not (a) establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, in each case applicable to the Leased Employees, or otherwise increase the compensation payable or to become payable to any Leased Employee, except in the ordinary course of business or as may be required under Law or (b) enter into any employment or severance agreement with any Employee that would be included in the Leasing Fee, or adopt or enter into any collective bargaining agreement affecting the Leased Employees, except as may be required by Law.

5.                    Leasing Fee.

(a) During the Transition Period, RTC shall pay to ResCap a monthly fee (the “Leasing Fee”). The Leasing Fee shall be pro rated for any partial calendar month occuring during the Transition Period, calculated as of the end of each calendar month in accordance with Schedule 2.

(b) ResCap shall invoice RTC on a monthly basis in arrears for the Leasing Fee incurred for such calendar month (or such other period mutually agreed between ResCap and RTC), which invoice shall contain commercially reasonable detail, together with such supporting documents as may be reasonably requested by RTC.

(c) RTC shall, within 30 days after receipt of the invoice (or such other period agreed by ResCap), pay the undisputed amount of the invoice to ResCap, as applicable, via wire transfer or automatic clearing house to the account designated by ResCap from time to time by written notice to RTC. RTC shall also give prompt written notice to ResCap of any amounts disputed. In the event of any such dispute, neither RTC’s payment nor ResCap acceptance of such payment shall waive either party’s rights hereunder against the other with respect to such charge.

6.                    Taxes And Compliance With Applicable Law. ResCap covenants that, during and with respect to the Transition Period, it shall (a) withhold all amounts that are required to be withheld under all Laws from amounts paid to any Leased Employee and pay such amounts to the appropriate applicable taxing authority, (b) comply in all material respects with any and all provisions of Law pertaining to the employment of the Leased Employees, and (c) maintain in full force and effect (i) any and all insurance and similar coverages that are required to be maintained by Law and (ii) general liability insurance applicable to Leased Employees, in each case on terms and in amounts no less favorable to ResCap than the terms of such insurance and coverages maintained by ResCap as of the date hereof.

7.                    Indemnification By ResCap.

(a) RTC ACKNOWLEDGES THAT RESCAP IS ENTERING INTO THIS AGREEMENT SOLELY AS AN ACCOMMODATION TO RTC AND THAT RESCAP IS NOT IN THE BUSINESS OF SUPPLYING EMPLOYEES TO PROVIDE SERVICES FOR COMPANIES OTHER THAN RESCAP. RTC AGREES THAT RESCAP SHALL HAVE NO RESPONSIBILITY FOR AND HAS MADE, AND MAKES, NO REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE QUALITY, ADEQUACY, SUFFICIENCY OR COMPLETENESS OF THE SERVICES PROVIDED BY ANY LEASED EMPLOYEE.

(b) ResCap shall indemnify, defend and hold harmless each of RTC and its respective directors, officers, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of (i) the failure by ResCap to make any payment or provide any benefit to any Leased Employee during the Transition Period in accordance with its obligations pursuant to Section 2 hereof, or (ii) any breach by, or other failure to perform by, ResCap of its covenants and obligations pursuant to this Agreement; provided, however, that such indemnification set forth in clauses (i) and (ii) above shall be limited to the extent such breach or failure to perform results from a breach or failure to perform by RTC of its obligations under this Agreement, or from RTC’s termination of the leasing arrangements with respect to any Leased Employee during the Transition Period, as provided in Section 1; and provided, further, that in no event shall ResCap’s aggregate liability hereunder exceed the amounts received by ResCap pursuant to Section 5.

8.                    Indemnification By RTC. RTC shall indemnify, defend and hold harmless ResCap and its directors, officers, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of (a) any action, inaction or omission of any Leased Employee which occurs after the Closing Date during the term of this Agreement, (b) any breach by, or other failure to perform by, RTC of its covenants and obligations pursuant to this Agreement, or (c) RTC’s decision to terminate the leasing arrangements with respect to any Leased Employee during the Transition Period, as provided in Section 1; provided, however, that such indemnification set forth in subsections (a) through (b) above shall be limited to the extent such breach or failure to perform results from a breach or failure to perform by ResCap of its obligations under this Agreement.

9.                    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS. NOTWITHSTANDING THE FOREGOING, IF ANY LIABILITIES, LOSSES, DAMAGES, CLAIMS, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) ARISE WITH RESPECT TO OR AS A RESULT OF ANY ACTIONS, INACTIONS OR OMISSIONS OF THE LEASED EMPLOYEES OR RESCAP DURING THE TRANSITION PERIOD, RESCAP AND GMAC LLC SHALL MUTUALLY AGREE UPON AN ALLOCATION OF RESPONSIBILITY FOR SUCH LIABILITY, LOSS, DAMAGE, CLAIM, COST OR EXPENSE.

10.                    Miscellaneous.

(a) No Agency Relationship. Nothing in this Agreement shall create a relationship of agency, partnership, or employer/employee between ResCap and RTC, and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers, joint employers or a relationship of employer/employee.

(b) Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. ResCap may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of RTC, which consent shall not be unreasonably withheld. RTC may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of ResCap, which consent shall not be unreasonably withheld; provided, however, that RTC shall be permitted to assign or transfer any of its rights or obligations under this Agreement to a successor in interest to RTC that acquires all or substantially all of the assets and liabilities of RTC, including the obligations under this Agreement. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

(c) Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Waiver. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(e) Notices. All notices, requests, instructions or other documents (including Leased Employee supplements) to be given hereunder to ResCap or RTC shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to ResCap:

Residential Capital, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Attn: Allison L. Land, Esq.

Telephone: 302.651.3180

Facsimile: 888.329.3021

If to RTC:

ResMor Trust Company

3250 Bloor Street West, East Tower, Suite 1400

Etobicoke, Ontario, Canada M8X 2X9

Attn: President

Telephone: (416) 734-3067

Facsimile: (866) 772-6175

With a copy to:

GMAC LLC

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48265

Attn: General Counsel

Telephone: (313) 656-6128

Facsimile: (313) 566-0390

(f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE.

(g) No Contract of Employment. Nothing in this Agreement shall be construed (i) as an employment contract between RTC and any Leased Employee or ResCap and any Leased Employee, (ii) as creating any contractual obligation enforceable by any Leased Employee against RTC or ResCap (iii) to alter, in any way, the terms of any Leased Employee’s employment with ResCap, or (iv) to prevent ResCap from making any decision regarding the continued employment of any Leased Employee, it being understood that ResCap’s employment at-will policy will continue to apply to any Leased Employee during the period of time in which the Leased Employee is leased to RTC.

(h) Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

(i) Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements entered into in connection therewith, set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than any other agreements executed in connection with the Agreement.

(j) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any Leased Employee or former employee of ResCap or any participant or beneficiary in any benefit plan, program or arrangement.

(k) No Conflict with Purchase Agreement. Nothing contained in this Agreement is intended to conflict with the terms and conditions of the Purchase Agreement and to the extent any such conflict exists, expressly or by implication, the terms of the Purchase Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESIDENTIAL CAPITAL, LLC

By:
Name:
Title:

RESMOR TRUST COMPANY

By:
Name:
Title:

SCHEDULE 1

LEASED EMPLOYEES

[insert employee names]

1

EXHIBIT B

PRIOR RIGHTS ASSIGNMENT

2

THIS ASSIGNMENT AND ASSUMPTION is dated as of November 20, 2008 and effective as of the Closing Date (as such term is defined in the Share Purchase Agreement) subject to consummation of the Closing (as such term is defined in the Share Purchase Agreement),

BETWEEN:

GMAC Residential Funding of Canada, Limited, a corporation incorporated under the laws of Canada

(the “Seller”)

- and -

GMAC LLC, a Delaware limited liability company

(the “Purchaser”)

RECITALS:

A.	Pursuant to a share purchase agreement (the “Share Purchase Agreement”) dated as of the date of this Agreement between the Seller and the Purchaser, the Seller agreed to deliver to the Purchaser at the Closing (as such term is defined in Share Purchase Agreement) an assignment and assumption agreement whereby the Seller assigns to the Purchaser the full benefit of the Prior Escrow Agreement (as such term is defined in the Share Purchase Agreement) and the Prior Purchase Agreement (as such term is defined in the Share Purchase Agreement), and the Purchaser agrees to assume liability for the performance of the obligations of the Seller under the Prior Escrow Agreement and the Prior Purchase Agreement.

NOW THEREFORE in consideration of the mutual covenants contained in the Share Purchase Agreement and in this assignment and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Assignment

The Seller hereby sells, transfers and assigns to the Purchaser all the Seller’s right, title and interest in and to the Prior Escrow Agreement, including the funds currently comprising the Holdback Amount (as such term is defined in the Prior Escrow Agreement), and the Prior Purchase Agreement, including the representations, warranties, covenants and indemnities thereunder as and from the date hereof.

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2.	Assumption

The Purchaser agrees to assume, and shall observe and perform, all of the Seller’s obligations and liabilities under the Prior Escrow Agreement and the Prior Purchase Agreement which are to be observed or performed thereunder as and from the date hereof; provided, that for the purposes of and in accordance with the Prior Purchase Agreement, the Seller hereby agrees that it shall continue to be bound by all obligations under the Prior Purchase Agreement as if such assignment had not occurred and shall perform all such obligations to the extent the Purchaser fails to do so. The Purchaser unilaterally declares that its agreement to be bound by the provisions of the Prior Purchase Agreement pursuant to this Section 2 is for the benefit of the Interested Parties (as such term is defined in the Prior Purchase Agreement) and its agreement to be bound by the provisions of the Prior Escrow Agreement pursuant to this Section 2 is for the benefit of 1316548 Alberta Ltd. and McCarthy Tétrault LLP.

3.	Seller’s Representations and Warranties

The Seller represents and warrants to the Purchaser that at the date hereof:

3.1 the Prior Escrow Agreement and Prior Purchase Agreement are in full force and effect, unamended;

3.2 1316548 Alberta Ltd. received on or about March 31, 2008 the full amount payable to it on such date pursuant to Section 6(b) of the Prior Escrow Agreement.

3.3 the Seller has not made any assignment of the Prior Escrow Agreement or the Prior Purchase Agreement or of any of the benefits thereof, other than as contemplated by this assignment;

3.4 the Seller is not, and, to Seller’s Knowledge (as such term is defined in the Share Purchase Agreement), no other party to the Prior Escrow Agreement or the Prior Purchase Agreement is, in breach of any of the terms and conditions of the Prior Escrow Agreement or the Prior Purchase Agreement; and

3.5 to the Seller’s Knowledge, none of the other parties to the Prior Escrow Agreement or the Prior Purchase Agreement have any defence, set-off, claim or counterclaim against the Seller which may be asserted against the Purchaser in any proceeding to enforce the Prior Escrow Agreement or the Prior Purchase Agreement or otherwise.

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4.	Indemnity by the Seller

The Seller shall indemnify and save harmless the Purchaser against and from any and all losses, costs and damages (including legal fees and disbursements) which the Purchaser may suffer or incur in connection with any breach of any of the representations and warranties of the Seller contained in this assignment or any non-observance by the Seller of any of the provisions of this assignment.

5.	Indemnity by the Purchaser

The Purchaser shall indemnify and save harmless the Seller against and from any and all losses, costs and damages (including legal fees and disbursements) which the Seller may suffer or incur in connection with any non-observance by the Purchaser of any of the provisions of this assignment, including the failure of the Purchaser to observe and perform all of the Seller’s obligations and liabilities under the Prior Escrow Agreement and the Prior Purchase Agreement which are to be observed or performed thereunder as and from the date hereof.

6.	Notification by the Purchaser

The Purchaser may at any time notify the other party or parties to the Prior Escrow Agreement or the Prior Purchase Agreement, or any of them, of the assignment thereof by the Seller to the Purchaser.

7.	Co-operation by the Seller

If, by operation of law or otherwise, it becomes necessary or desirable for the Purchaser, in order to effectively pursue any remedy to secure the enjoyment of, or to enforce the benefit of, the Prior Escrow Agreement or the Prior Purchase Agreement, to pursue such remedy in the name, or with the concurrence, of the Seller, the Seller shall cooperate with the Purchaser and shall facilitate the pursuit of such remedy by joining in such proceeding or by giving its concurrence, as the Purchaser may require in the circumstances. If the Seller fails to cooperate, the Purchaser may pursue such remedy in the name of the Seller and for such purpose the Seller hereby appoints the Purchaser and the Purchaser’s successors and assigns, as the Seller’s attorneys, with full power of substitution, in the name of the Seller but on behalf of and for the benefit and at the expense of the Purchaser, its successors and assigns, to execute and do any deeds, transfers, conveyances, assignments, assurances and things which the Seller ought to do pursuant to the provisions hereof. This appointment, coupled with an interest, is irrevocable by the Seller and shall not be revoked by the insolvency or bankruptcy of the Seller or by the dissolution, liquidation or other termination of the existence of the Seller or for any other reason.

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8.	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this assignment and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this assignment.

9.	Notice

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

(a)	if to the Seller:

GMAC Residential Funding of Canada, Limited
3250 Bloor Street West, East Tower, Suite 1400
Etobicoke, Ontario, Canada M8X 2X9

	Attention:	President
	Telecopier number:	(866) 772-6175

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with a copy to:

Residential Capital, LLC
One Meridian Crossings, Suite 100
Minneapolis, Minnesota 55423

	Attention:	General Counsel
	Telecopier number:	(952) 352-0586

and a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636
Wilmington, Delaware, 19899-0636

	Attention:	Allison L. Land, Esq.
	Telecopier number:	(888) 329-3021

(b)	and if to the Purchaser:

GMAC LLC
200 Renaissance Center
Detroit, MI, 48235

	Attention:	General Counsel
	Telecopier number:	(313) 656-6189

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois, 60606

	Attention:	Elizabeth A. Raymond, Esq.
	Telecopier number:	(312) 701-7711

and a copy to:

Torys LLP
79 Wellington Street West, Suite 3000
Toronto, ON, M5K 1N2

	Attention:	Blaire W. Keefe
	Telecopier number:	(416) 855-7380

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For the purposes hereof, “Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario.

10.	Enurement

This assignment shall enure to the benefit of and be binding upon the parties hereto and their successors and assigns, respectively.

11.	Governing Law

This assignment shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

<Remainder of this page left intentionally blank>

8

IN WITNESS WHEREOF the parties hereto have executed this assignment.

GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED

by:
Name:
Title:

GMAC LLC

by:
Name:
Title:

9

EXHIBIT C

TRANSITION SERVICES AGREEMENT

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of November 20, 2008 and effective as of the Closing Date subject to the consummation of the Closing (the “Effective Date”), between RESIDENTIAL CAPITAL, LLC, a Delaware limited liability company (“ResCap”), GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED, a corporation organized under the laws of Canada (“RFOC”) (ResCap and RFOC are collectively referred to as the “ResCap Entities”) and RESMOR TRUST COMPANY, a Canadian federally incorporated trust company (“ResMor”). All capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, concurrently herewith, pursuant to and on the terms and conditions contained in that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of November 20, 2008, between RFOC and GMAC LLC, a Delaware limited liability company (“GMAC”), RFOC is selling to GMAC, and GMAC is purchasing from RFOC, (i) all of the issued and outstanding shares of 1020491 Alberta Ltd., a corporation existing under the laws of Alberta, and (ii) the shares of ResMor Capital Corporation, a corporation existing under the laws of Alberta, owned by RFOC;

WHEREAS, ResMor presently provides certain services to RFOC and the ResCap Entities presently provide certain services to ResMor, and the parties agree that, during the term of this Agreement, the parties shall continue to render certain services pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the ResCap Entities and ResMor agree as follows:

ARTICLE I

SERVICES PROVIDED

1.01 Services.

(a)	The ResCap Entities shall provide, or shall cause their Affiliates or a third party service provider (such third party service providers, “Providers”) to provide, to ResMor the services that are identified as ResCap Services on Schedule A hereto (collectively, as the parties may agree to amend such description of services pursuant to Section 1.01(c) below, the “ResCap Services”). The ResCap Services shall be provided in accordance with the terms, limitations and conditions set forth in this Agreement provided, that nothing herein will obligate the ResCap Entities to violate any applicable Law in performance of the ResCap Services. Unless otherwise agreed to by the parties in writing, the ResCap Entities shall perform the ResCap Services with substantially the same degree of care and diligence and using substantially the same business procedures and policies, standards of care and internal controls, including loss prevention controls, as those used by the ResCap Entities in providing the ResCap Services to ResMor or others prior to the Closing. The parties do not intend this Agreement to change, in any material respect, the type, quantity, quality, timeliness or manner of performance of any ResCap Services from those provided prior to the Closing.

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(b)	ResMor shall provide, or shall cause its Affiliates or Providers to provide, to RFOC the services that are identified as ResMor Services on Schedule A hereto (collectively, as the parties may agree to amend such description of services pursuant to Section 1.01(c) below, the “ResMor Services”). The ResMor Services shall be provided in accordance with the terms, limitations and conditions set forth in this Agreement; provided, that nothing herein will obligate ResMor to violate any applicable Law in performance of the ResMor Services. Unless otherwise agreed to by the parties in writing, ResMor shall perform the ResMor Services with substantially the same degree of care and diligence and using substantially the same business procedures and policies, standards of care and internal controls, including loss prevention controls, as those used by ResMor in providing the ResMor Services to RFOC or others prior to the Closing. The parties do not intend this Agreement to change, in any material respect, the type, quantity, quality, timeliness or manner of performance of any ResMor Services from those provided prior to the Closing.

(c)	Prior to the Closing, the parties shall negotiate in good faith to amend this Agreement to include terms and provisions that comply with all applicable Laws, including Guideline B-10 of OSFI, if and to the extent necessary. The parties shall negotiate in good faith to provide further details of and pricing for the ResCap Services and the ResMor Services consistent with Schedule A.

1.02 Term.

(a)	The ResCap Entities shall provide the ResCap Services to ResMor commencing on the Effective Date and continuing for six months after the Effective Date (the “Initial Term”), subject to earlier termination under Section 5.01. The ResCap Entities and ResMor shall terminate any ResCap Services upon 30 days’ prior written notice from ResMor that it no longer desires to receive such ResCap Service.

(b)	ResMor shall provide the ResMor Services to ResCap during the Initial Term, subject to earlier termination under Section 5.01. ResMor and the ResCap Entities shall terminate any ResMor Services upon 30 days’ prior written notice from RFOC that it no longer desires to receive such ResCap Service.

(c)	The ResCap Entities and ResMor may renew this Agreement after the Initial Term on such terms, and for such period, as they may mutually agree (the “Renewal Term”). The parties acknowledge and agree that the ResCap Entities and ResMor may agree to reduce the number of ResCap Services or ResMor Services, as applicable, and that the fees for such ResCap Services or ResMor Services, as applicable, may consequently be reduced as mutually agreed. Should the parties not reach agreement on the fees and ResCap Services and ResMor Services for the Renewal Term at least 30 days prior to the expiration of this Agreement, this Agreement shall expire by its terms at the conclusion of the Initial Term. Neither the ResCap Entities nor ResMor shall be obligated to provide ResCap Services or ResMor Services, as applicable, during the Renewal Term if the parties are unable to reach a mutually acceptable agreement for such Renewal Term

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1.03 Use of Services. RFOC shall use the ResMor Services for substantially the same purposes and in substantially the same manner as RFOC used such ResMor Services prior to the Closing. ResMor shall use the ResCap Services for substantially the same purposes and in substantially the same manner as ResMor used such ResCap Services prior to the Closing.

1.04 Personnel.

(a)	All employees of the ResCap Entities and their Affiliates and those of any Providers hired by the ResCap Entities (excluding any employees of ResCap and its Affiliates hired by ResMor after termination of the Employee Leasing Agreement) (“ResCap Personnel”) will remain employees of the ResCap Entities, their Affiliates and Providers, as applicable, and shall not be considered employees of ResMor. The ResCap Entities, their Affiliates and the applicable Providers shall be solely responsible for (i) all salaries, benefits and other compensation or payments to ResCap Personnel (including subcontractors), (ii) making all deductions and withholdings from its employees’ salaries and other compensation and (iii) the payment of all contributions, taxes and assessments applicable to its employees.

(b)	All employees of ResMor and its Affiliates and those of any Providers hired by ResMor (“ResMor Personnel”) will remain employees of ResMor, its Affiliates and Providers, as applicable, and shall not be considered employees of the ResCap Entities. ResMor, its Affiliates and the applicable Providers shall be solely responsible for (i) all salaries, benefits and other compensation or payments to ResMor Personnel (including subcontractors), (ii) making all deductions and withholdings from its employees’ salaries and other compensation and (iii) the payment of all contributions, taxes and assessments applicable to its employees.

1.05 Access.

(a)

The ResCap Entities agree to provide ResMor with all information reasonably requested by ResMor in order to provide the ResMor Services required pursuant to this Agreement. ResMor shall treat all such information as Confidential Information (as defined below). If ResMor or any of its Affiliates is given or gains access, including unintentional or accidental access, to any of the ResCap Entities’, or any of their Affiliates’ or other Persons’ who receive any ResMor Services from ResMor, computer or electronic systems or data storage due, directly or indirectly, to ResMor’s rendering of the ResMor Services, ResMor shall limit such access and use solely to the performance of the ResMor Services or use of the ResCap Services, as applicable, and will not attempt to access such computer system, electronic files, software or other electronic services other than those specifically required to perform the ResMor Services or use the ResCap Services, as applicable. ResMor shall (i) limit such access to ResMor Personnel who have an express requirement to have such access in connection with this Agreement, and (ii) follow all reasonable security rules and procedures of the ResCap Entities for use of the ResCap Entities’ electronic resources (provided that the ResCap

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Entities have informed ResMor of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to ResMor or its Affiliates and any information obtained by ResMor or its Affiliates, regardless of the means, as a result of ResMor’s access to, and use of, the ResCap Entities’ computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information.

(b)	ResMor agrees to provide the ResCap Entities with all information reasonably requested by the ResCap Entities in order to provide the ResCap Services required pursuant to this Agreement. The ResCap Entities shall treat all such information as Confidential Information. If the ResCap Entities or any of their Affiliates is given or gains access, including unintentional or accidental access, to any of ResMor’s, or any of its Affiliates or other Persons who receive any receive ResMor Services from ResMor’s computer or electronic systems or data storage due, directly or indirectly, to the ResCap Entities’ rendering of the ResCap Services, the ResCap Entities shall limit such access and use solely to the performance of the ResCap Services or the use of the ResMor Services, as applicable, and will not attempt to access such computer system, electronic files, software or other electronic services other than those specifically required to perform the ResCap Services or use the ResMor Services, as applicable. The ResCap Entities shall (i) limit such access to ResCap Personnel who have an express requirement to have such access in connection with this Agreement, and (ii) follow all reasonable security rules and procedures of ResMor for use of ResMor’s electronic resources (provided that ResMor has informed the ResCap Entities of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to the ResCap Entities or their Affiliates and any information obtained by the ResCap Entities or their Affiliates, regardless of the means, as a result of the ResCap Entities’ access to, and use of, ResMor’s computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information.

ARTICLE II

PAYMENT

2.01 Fees. The ResCap Entities shall invoice ResMor on a monthly basis in arrears in accordance with Schedule A for all ResCap Services they provided during such month and ResMor shall make payment to the ResCap Entities within 30 days of receipt of such invoice. ResMor shall invoice the ResCap Entities on a monthly basis in arrears in accordance with Schedule A for all ResMor Services it provided during such month and ResMor shall make payment to the ResCap Entities within 30 days of receipt of such invoice.

ARTICLE III

DISCLAIMER

3.01 DISCLAIMER. EACH PARTY ACKNOWLEDGES THAT THE RESCAP ENTITIES AND RESMOR ARE PROVIDING THE RESCAP SERVICES AND THE RESMOR SERVICES AS AN ACCOMMODATION TO THE PARTIES’ TRANSITION FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS

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AGREEMENT, THE RESCAP ENTITIES DISCLAIM ALL WARRANTIES AND GUARANTEES WITH RESPECT TO THE RESCAP SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE RESCAP ENTITIES DO NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, RESMOR DISCLAIMS ALL WARRANTIES AND GUARANTEES WITH RESPECT TO THE RESMOR SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. RESMOR DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

ARTICLE IV

COVENANTS

4.01 Mutual Cooperation. The ResCap Entities and ResMor shall reasonably cooperate with each other in connection with the performance of any ResCap Service or ResMor Service provided under this Agreement, including developing reasonable procedures necessary with respect to information sharing, transfer of data and similar matters.

4.02 Title to Data. Except as otherwise provided in this Agreement or the Purchase Agreement, each party acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property that is owned or licensed by the other party by reason of the ResCap Services or ResMor Services provided under this Agreement.

4.03 Confidentiality. Each party acknowledges that in the performance of such party’s obligations under this Agreement, it may come into possession of certain confidential and proprietary information relating to the business of the other party or its Affiliates (collectively, the “Confidential Information”). Each party, on behalf of itself and its employees and agents, warrants and guarantees that it will use all reasonable means to safeguard and maintain the confidentiality of the Confidential Information and will use the Confidential Information only in fulfilling its obligations and exercising its rights under this Agreement and neither party will disclose any of the Confidential Information of the other party to any third party without the other party’s prior written consent, except that Confidential Information may be disclosed (a) to the extent requested by any regulatory authority, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights under this Agreement, (d) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 4.03 or (e) to the extent such Confidential Information becomes available to a third party from a source other than ResMor or the ResCap Entities that is not subject to any confidentiality restrictions, as applicable. If either party becomes legally compelled by law, process or order of any court, governmental agency or otherwise to disclose any Confidential Information, such party shall give the other party prompt notice thereof to permit such other party to seek a protective order or to take other appropriate action. A party will be relieved of its confidentiality obligations under this Section 4.03 only to the extent that, in the opinion of reputable legal counsel, it becomes legally compelled to disclose Confidential Information, subject to protective orders or other restrictions imposed on or granted by the court, governmental agency or other entity receiving the Confidential Information.

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ARTICLE V

TERMINATION; DEFAULTS AND REMEDIES

5.01 Termination. The ResCap Entities may terminate the ResCap Services, in whole or in part, upon 90 days’ prior written notice to ResMor. ResMor may terminate the ResMor Services, in whole or in part, upon 90 days’ prior written notice to RFOC. No such termination shall affect the obligation of the ResCap Entities or ResMor to pay any amounts payable under this Agreement with respect to ResMor Services and ResCap Services, respectively, provided prior to such termination.

5.02 Defaults. A party shall be deemed to be in default (“Default”) under this Agreement upon the occurrence of any one or more of the following events with respect to it:

(a)	Failure by either party to make any payment set forth in Section 2.01 when due under this Agreement if such failure continues for five days after receipt of written notice thereof from the other party; or

(b)	Failure by either party to perform in all material respects or observe any obligation or condition of this Agreement to be performed or observed by such party if such failure continues for five days after receipt of written notice thereof is given by the other party.

5.03 Remedies; Exculpation. Following the occurrence of a Default by one party, the other party may, at such party’s option, terminate or suspend its obligations under this Agreement. In addition, such party may pursue any other remedy provided in this Agreement or otherwise available to it under applicable law or in equity, including specific performance, provided, that in no event shall the ResCap Entities or ResMor become liable under this Agreement for amounts, in the aggregate, that exceed the amounts paid to the ResCap Entities or ResMor for the provision of ResCap Services or ResMor Services under this Agreement, except with respect to such party’s fraud, willful misconduct or gross negligence.

5.04 Limitations on Liability. EACH PARTY EXPLICITLY AGREES THAT THE RESCAP ENTITIES, ON THE ONE HAND, AND RESMOR, ON THE OTHER HAND, SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE RESCAP SERVICES OR RESMOR SERVICES, AS APPLICABLE, OTHER THAN DAMAGES TO THE EXTENT ARISING FROM SUCH PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL THE RESCAP ENTITIES, ON THE ONE HAND, AND RESMOR, ON THE OTHER HAND BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS.

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5.05 Effect of Termination. Upon termination of this Agreement pursuant to Section 5.01, the following terms shall apply:

(a)	Except as set forth in this Section 5.05, the rights and obligations of each party under this Agreement shall terminate;

(b)	The rights and obligations of the parties under Section 3.02 (Disclaimer), Section 4.02 (Title to Data), Section 4.03 (Confidentiality), Section 5.03 (Remedies; Exculpation) and Article VI (as such Article pertains to such surviving Sections) shall survive the termination of this Agreement. The rights and obligations of the parties under Section 4.03 (Confidentiality) shall remain in full force and effect notwithstanding such termination for a period of two years;

(c)	All amounts due and owing to the ResCap Entities for ResCap Services provided prior to termination of this Agreement shall be paid promptly; and

(d)	All written Confidential Information shall be promptly destroyed upon written request of the party that disclosed such Confidential Information.

ARTICLE VI

GENERAL PROVISIONS

6.01 Expenses. Each party to this Agreement shall bear its own expenses with respect to the transactions contemplated by this Agreement.

6.02 Contact Person. The ResCap Entities and ResMor shall each designate one or more contact persons for all matters relating to this Agreement. The ResCap Entities’ point of contact person will initially be Bob Conway, and ResMor’s point of contact person will initially be Michael Constantino (each individually a “Contact Person” and together, the “Contact Persons”). Changes in either party’s Contact Person shall be communicated to the other party not less than 10 days prior to the effective date of such change.

6.03 Waiver of Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.04 Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. No party may assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, that the ResCap Entities and ResMor shall be permitted to use third party service providers to perform the ResCap Services and the ResMor Services, as applicable and provided, further, that ResCap and ResMor shall be permitted to assign or transfer any of its rights or obligations under this Agreement to any successor in interest that acquires all or substantially all of the assets and liabilities of ResCap or ResMor, as applicable, including the obligations under this Agreement. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

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6.05 Notices. Each party shall give the other party no less than five business days’ prior written notice with respect to matters that require such party’s prior consultation and approval, and neither party shall unreasonably delay required responses. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to the ResCap Entities:

Residential Capital, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Attn: Allison L. Land, Esq.

Telephone: (302) 651-3180

Facsimile: (888) 329-3021

If to ResMor:

ResMor Trust Company

3250 Bloor Street West, East Tower, Suite 1400

Etobicoke, Ontario, Canada M8X 2X9

Attn: President

Telephone: (416) 734-3067

Facsimile: (866) 772-6175

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With a copy to:

GMAC LLC

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48265

Attn: General Counsel

Telephone: (313) 656-6128

Facsimile: (313) 566-0390

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

6.06 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.07 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

6.08 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF, THE STATE OF DELAWARE.

6.09 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of the ResCap Entities or ResMor or any participant or beneficiary in any benefit plan, program or arrangement.

6.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.

6.11 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

6.12 Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements entered into in connection therewith, sets forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and

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replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than any other agreements executed in connection with the Agreement.

6.13 Force Majeure. Neither party shall be responsible to the other for any delay in or failure of performance of its obligations under this Agreement (other than payment obligations under Section 2.01) to the extent such delay or failure is attributable to any cause beyond its control, including any act of God, fire, accident, earthquake, failure of its computers or electronic transmissions, strike or other labor difficulties, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event that is likely to cause any delay or failure setting forth a reasonable estimate of the length of any delay and any expectation that it shall be unable to resume performance; and provided, further, that said affected party shall use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance to the extent practicable.

6.14 No Agency. Nothing in this Agreement shall create a relationship of agency, partnership, or employer/employee between any of the ResCap Entities and ResMor, and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers, joint employers or a relationship of employer/employee.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESIDENTIAL CAPITAL, LLC

By:
Name:
Title:

GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED

By:
Name:
Title:

RESMOR TRUST COMPANY

By:
Name:
Title:

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Services Agreement

Schedule A

ResMor Services:

•   Servicing for RFOC mortgages

•   No obligation by ResMor to advance any payments on mortgages

•   No obligation by ResMor to make warranty or covenant repurchases or otherwise indemnify for mortgage portfolio

•   Origination/fulfillment activities for new RFOC mortgages entered into upon renewal of existing RFOC mortgages

•   No obligation by ResMor to make warranty or covenant repurchases or otherwise indemnify for mortgage portfolio

•   Administration services for conduit and CMAC securitizations

•   Legal/Compliance/Regulatory

•   Portfolio Management

•   Hedging

•   Monitoring

•   Reporting

•   Sales/securitizations

•   Corporate Accounting and Finance

•   Tax

•   Servicing Oversight/Support on RFOC’s AUM (Delinquent Account Servicing)

•   No obligation by ResMor to advance any payments on mortgages

•   No obligation by ResMor to make warranty or covenant repurchases or otherwise indemnify for mortgage portfolio

• Other areas as mutually agreed upon

ResCap Services:

•   Benefits available under contracts to which RFOC is a party for the benefit of ResMor, to the extent such contracts are not assigned to ResMor and that are required to be disclosed to Purchaser pursuant to Section 3.4(b) of the Purchase Agreement. RFOC shall use commercially reasonable efforts to assign such contracts to ResMor.

•   HR Support

•   Accounting and Finance Support (including mortgage residual valuation services)

• Trade settlement support • Licensing support • Technology support and hosting through December 31, 2008 • Other areas as mutually agreed upon

Pricing:	Services provided by either party shall generally be provided on a cost plus basis with the exception of servicing and origination/fulfillment services provided by ResMor which will be charged based on market benchmarks (i.e., 15 bps for servicing of insured mortgages and 25 bps for servicing of uninsured mortgages). Charges for any or all of the ResCap Services and the ResMor Services shall continue for each month that the service or usage is provided and be pro-rated on a per diem basis for any portion of a month during which such service has been terminated. ResMor shall not be required to pay for any ResCap Services that have not been disclosed to Purchaser pursuant to Section 3.4(b) of the Purchase Agreement as required. In no event will either party pay for services at a price in excess of amounts that would be paid in an arms length transaction, and all such services will be on market terms and conditions.

Further Actions :	Actual services and their agreed upon costs will be outlined in separate Statements of Work (SOWs), which will describe the service provided in further detail and consideration paid. The parties agree to work collaboratively on mutually agreeable SOWs between the signing of the Purchase Agreement and the Closing Date, and SOWs will amend this Agreement.

EXHIBIT D

TERMINATION AGREEMENT

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (“Agreement”) is dated as of the 20th day of November, 2008 and effective as of the Closing Date subject to consummation of the Closing, between GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED, a corporation organized under the laws of Canada (“RFOC”), and RESMOR TRUST COMPANY, a Canadian federally incorporated trust company (“ResMor”).

WHEREAS, RFOC and ResMor entered into a Master Mortgage Purchase Agreement, dated as of April 3, 2008 (the “Mortgage Purchase Agreement”);

WHEREAS, concurrently herewith RFOC is entering into a purchase agreement with GMAC LLC (“GMAC”) (the “Share Purchase Agreement”), pursuant to which GMAC will purchase all of the shares of ResMor Capital Corporation and 102491 Alberta Ltd.;

WHEREAS, in connection with the Share Purchase Agreement, RFOC and ResMor desire to terminate the Mortgage Purchase Agreement as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RFOC and ResMor hereby agree as follows:

1.	Termination of Agreement. RFOC and ResMor hereby terminate the Mortgage Purchase Agreement pursuant to Section 7.03(a)(i) thereof.

2.	Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and any permitted assigns.

3.	Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS APPLICABLE THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first written above.

GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED

By:
Name:
Title:

RESMOR TRUST COMPANY

By:
Name:
Title:

EXHIBIT E

ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT is dated as of November 20, 2008 (the “Agreement”) and is among GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED, a company organized under the laws of Canada (“Seller”), GMAC LLC, a Delaware limited liability company (“Purchaser”) and GMAC LLC, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement (as defined below).

WHEREAS, concurrently herewith, pursuant to and on the terms and conditions contained in that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, between Seller and Purchaser, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, (i) all of the issued and outstanding shares of 1020491 Alberta Ltd., a corporation existing under the laws of Alberta, and (ii) all of the shares of ResMor Capital Corporation, a corporation existing under the laws of Alberta, owned by RFOC;

WHEREAS, the Purchase Agreement specifies that certain documents shall be deposited into escrow on the date hereof;

WHEREAS, the parties hereto desire to more specifically set forth their rights and obligations with respect to the distribution and release of the Escrowed Agreements (as defined below); and

WHEREAS, the execution and delivery of this Agreement is a condition to the parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

Section 1. Defined Terms

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement. The provisions of the Purchase Agreement are hereby incorporated herein by reference, but only as the context of this Agreement may require.

Section 2. Establishment of Escrow

(a) Seller and Purchaser hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Agreement.

(b) Purchaser and Seller shall execute and deliver, or shall cause to be executed and delivered, as applicable, and deposit pursuant to the terms and conditions of this Agreement, the following agreements (the “Escrowed Agreements”):

(i) the Prior Rights Assignment duly executed by Purchaser and Seller;

(ii) the Employee Leasing Agreement duly executed by ResCap and ResMor Trust;

(iii) the Transition Services Agreement duly executed by ResCap, Seller and ResMor Trust; and

(iv) the Termination Agreement duly executed by Seller and ResMor Trust.

Section 3. Disbursement of Escrowed Agreements

The Escrow Agent shall administer the Escrowed Agreements as follows:

On the Closing Date, the Purchaser shall deliver a written notice to the Escrow Agent, with a copy to Seller, that the Closing has occurred under the Purchase Agreement, and the Escrow Agent shall deliver to each of Purchaser and Seller a fully executed original of the Escrowed Documents.

On the Termination Date or such other date on which the Purchase Agreement has been terminated pursuant to the terms thereof, the Purchaser shall deliver a written notice to such effect to the Escrow Agent, with a copy to Seller, and the Escrow Agent shall deliver to Purchaser and Seller the Escrowed Documents deposited by such party, and Purchaser and Seller hereby agree that such Escrowed Agreements shall not become effective and shall be void and of no force or effect.

Section 4. Accounting by Escrow Agent

The Escrow Agent shall keep accurate records of all investments, receipts, disbursements, and all other transactions required to be made hereunder.

Section 5. Termination

The term of this Agreement shall commence on the date hereof and shall terminate at such time as all of the Escrowed Documents have been distributed pursuant to the terms of this Agreement.

Section 6. Notices

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be made in accordance with Section 11.3 of the Purchase Agreement.

Section 7. Governing Law, Counterparts and Headings

This Agreement shall be construed in accordance with the laws of the State of Delaware. It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument. The preamble and recitals set forth above are incorporated in and form a part of this Agreement. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8. Entire Agreement; Severability and Further Assurances

This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

Section 9. Amendment, Modification or Waiver

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 10. Assignments of Interests

No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be delivered to and acknowledged by the Escrow Agent.

Section 11. Force Majeure

Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

IN WITNESS WHEREOF, the parties have been duly executed this Agreement as of the date first above written.

GMAC RESIDENTIAL FUNDING OF CANADA, LIMITED, as Seller

By:
Name:
Title:

GMAC LLC, as Purchaser

By:
Name:
Title:

GMAC LLC, as Escrow Agent

By:
Name:
Title: